Exhibit 99.2
PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
Denali Merger Sub Inc.
and
NRG Energy, Inc.
Dated as of August 13, 2010

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Membership Interest Transfer Agreement
Exhibit C	Transition Services Agreement
Exhibit D	Merger Agreement

SCHEDULES
1.1(46)	Excluded Liabilities
1.1(88)	Specified Assets
1.1(89)	Specified Contracts
1.1(109)	Target Working Capital
3.3(a)	Seller Consents and Approvals
3.3(b)	Seller’s Required Regulatory Approvals
3.4	Seller’s Brokers; Finders
4.3(a)	Companies Consents and Approvals
4.4	Capitalization
4.5	Title to Specified Assets
4.6(c)	Tax Proceedings
4.6(e)	Disregarded Entities
4.6(g)	Tax Classification
4.7(a)	Real Property
4.7(b)	Personal Property
4.7(c)	Permits

i

4.7(d)	Undisclosed Liabilities
5.3(a)	Buyer Consents and Approvals
5.3(b)	Buyer’s Required Regulatory Approvals
6.4(d)	Required Actions
6.6(a)	Support Obligations
6.8(a)	Affiliate Contracts
6.9(e)	Severance Plans
6.10	Seller Marks

v

PURCHASE AND SALE AGREEMENT
          PURCHASE AND SALE AGREEMENT, dated as of August 13, 2010 (this “Agreement”), by and between Denali Merger Sub Inc., a Delaware corporation (“Seller”), and NRG Energy, Inc., a Delaware corporation (“Buyer”). Seller and Buyer may each be referred to herein individually as a “Party,” and together as the “Parties.”
W I T N E S S E T H
          WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of August 13, 2010, by and among Denali Parent Inc., Seller and Dynegy Inc. (“Dynegy”) (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”, which is attached hereto as Exhibit D with certain information redacted from the schedules thereto), upon the terms and subject to the conditions therein, the parties thereto have agreed that on the Merger Closing Date, Seller shall merge with and into Dynegy in accordance with the provisions of the General Corporation Law of the State of Delaware and thereafter Dynegy, along with its subsidiaries, will become indirect subsidiaries of Denali Parent Inc.;
          WHEREAS, Dynegy indirectly owns (i) 100% of the issued and outstanding membership interests of Dynegy Moss Landing, LLC (“Moss Landing”), Dynegy Morro Bay, LLC (“Morro Bay”), Dynegy Oakland, LLC (“Oakland”) and Casco Bay Energy Company, LLC (“Casco Bay” and together with Moss Landing, Morro Bay, and Oakland, the “Companies”) and (ii) through various subsidiaries, the Specified Assets;
          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement (including the occurrence of the Merger Closing simultaneously with the Closing), Buyer desires to purchase and assume, and Seller desires to sell and assign, or cause to be sold and assigned, the Interests and the Specified Assets; and
          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings specified in this Section 1.1.
          1. “Additional Agreements” means the Assignment and Assumption Agreement, the Membership Interest Transfer Agreement and the Transition Services Agreement.
          2. “Advisory Fee” has the meaning set forth in Section 9.2(b).

          3. “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act.
          4. “Agreement” means this Purchase and Sale Agreement together with the Schedules and Exhibits hereto.
          5. “Allocation Schedule” has the meaning set forth in Section 2.5.
          6. “Alternative Transaction” has the meaning set forth in Section 6.12.
          7. “Antitrust Authorities” has the meaning set forth in Section 6.4(a).
          8. “Applicable Severance Plan” has the meaning set forth in Section 6.9(e).
          9. “Assets” means assets, properties, rights, claims, contracts and interests of every type and description, real, personal or mixed, tangible and intangible.
          10. “Assignment and Assumption Agreement” means the assignment and assumption agreement between one or more of Seller’s Affiliates and Buyer, to be delivered at the Closing, substantially in the form of Exhibit A hereto, or a form otherwise mutually agreed to by Seller and Buyer, pursuant to which Seller shall assign the Specified Contracts and other Specified Assets and Buyer shall accept such assignment and assume the Assumed Liabilities.
          11. “Assumed Liabilities” means any and all of the Liabilities (a) of Dynegy and its applicable subsidiaries under the Specified Contracts and (b) arising directly out of or otherwise directly relating to the ownership and/or operation of the other Specified Assets. In no event shall the “Assumed Liabilities” include any of the Excluded Liabilities.
          12. “Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2.
          13. “Base Price” has the meaning set forth in Section 2.2(a).
          14. “Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each severance, change in control, vacation, bonus, and equity incentive plan, program, policy or agreement, in each case that is sponsored, contributed to or maintained by Seller, its Affiliates, or the Companies and in which any Business Employee participates.
          15. “Business” means the business of owning, operating and maintaining the Stations by the Companies, the transportation of fuel related to the operation of such Stations, and the sale of the output of such Stations.
          16. “Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by Law to close.

          17. “Business Employee” means (A) all employees of the Companies and (B) all employees of Dynegy or its Affiliates (other than the Companies) whose services for Dynegy and its Affiliates primarily relate to the Companies, the Specified Assets and/or the Business (including all employees at the Company’s California regional headquarters in Dublin, California, but expressly excluding any employee whose principal location of business is not in California or Maine). For the avoidance of doubt, any employee of Seller or its Affiliates who Seller and Buyer mutually agree in good faith prior to Closing as reasonably necessary to the management, operation and oversight of the assets and business of Dynegy South Bay, LLC shall be excluded from the definition of “Business Employee.”
          18. “Buyer” has the meaning set forth in the preamble to this Agreement.
          19. “Buyer Disclosure Letter” has the meaning set forth in the first sentence of Article V.
          20. “Buyer Material Adverse Effect” has the meaning set forth in Section 5.1.
          21. “Buyer’s Indemnitee” means any of Buyer, its Affiliates, and its and their Representatives, as applicable, entitled to indemnification under this Agreement.
          22. “Buyer’s Tax Indemnitee” has the meaning set forth in Section 8.1(a).
          23. “Buyer’s Required Regulatory Approvals” means the filings and/or approvals listed on Schedule 5.3(b).
          24. “Casco Bay Loss” means, any of the following: (i) the actual loss of all or substantially all of the Casco Bay Station; (ii) the destruction of all or substantially all of the Casco Bay Station such that there remains no substantial remnant thereof which a prudent owner, uninsured, desiring to restore the Casco Bay Station to its original condition would utilize as the basis of such restoration; (iii) the destruction of all or substantially all of the Casco Bay Station irretrievably beyond repair; (iv) the destruction of all or substantially all of the Casco Bay Station such that the cost of repair would equal or exceed the cost of replacement; or (v) the destruction of all or substantially all of the Casco Bay Station such that the insured may claim a “total loss” under any insurance policy covering the Casco Bay Station upon abandoning the Casco Bay Station to the insurance underwriters therefor.
          25. “CBA” has the meaning set forth in Section 6.9(j).
          26. “Chosen Courts” has the meaning set forth in Section 10.8(a).
          27. “Closing” has the meaning set forth in Section 2.1.
          28. “Closing Date” has the meaning set forth in Section 2.1.
          29. “Closing Date Balance Sheet” has the meaning set forth in Section 2.6(a).
          30. “Closing Date Working Capital” means the Working Capital on the Closing Date.

          31. “Closing Purchase Price” has the meaning set forth in Section 2.2(a).
          32. “Code” means the Internal Revenue Code of 1986, as amended.
          33. “Committee” has the meaning set forth in Section 6.4(f).
          34. “Company Benefit Plans” means each Benefit Plan sponsored or maintained by one or more of the Companies.
          35. “Consent” means consent, approval or authorization of any Person.
          36. “Continuing Employee” has the meaning set forth in Section 6.9(a)(ii).
          37. “Continuing Support Obligation” has the meaning set forth in Section 6.6(d).
          38. “Contract” means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.
          39. “Companies” has the meaning set forth in the preamble.
          40. “Dynegy” has the meaning set forth in the preamble.
          41. “Dynegy Sellers” means Dynegy Power Generation, LLC, a Delaware limited liability company (which may be converted into a Delaware corporation), Dynegy Gen Finance Co, LLC, a Delaware limited liability company, and any other applicable Non-DPG Affiliate that will transfer Specified Assets to Buyer pursuant to this Agreement.
          42. “Encumbrances” means any and all mortgages, pledges, liens, claims, security interests, easements, activity and use limitations, restrictions, defects of title or encumbrances of any kind.
          43. “Environmental Laws” means all Laws, Orders, common law and any other binding requirements of any Governmental Authority or any binding agreements relating to contamination, pollution or protection of the environment or natural resources, including as related to air emissions and cooling water intakes or discharges, or to the treatment, storage, disposal, release, use, presence, emission, management of or exposure to any pollutant, contaminant, waste or hazardous, toxic, harmful or otherwise deleterious material or substance.
          44. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          45. “Estimated Closing Working Capital” has the meaning set forth in Section 2.2(d).
          46. “Excluded Liabilities” means any (i) Liabilities not primarily related to the ownership, maintenance, or operation of the Stations, whether residing within or outside of the

Companies, and (ii) the Liabilities set forth on Schedule 1.1(46). For the avoidance of doubt, the Liabilities of Dynegy and its applicable subsidiaries with regard to the Specified Assets shall not be considered “Excluded Liabilities”.
          47. “Federal Power Act” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.
          48. “FERC” means the U.S. Federal Energy Regulatory Commission, and any successor agency thereto.
          49. “Filing” means any registration, declaration, notice or filing with any Governmental Authority.
          50. “GAAP” means generally accepted principles in the United States of America.
          51. “Final Order” means an action by the relevant Governmental Authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions (other than conditions the satisfaction of which are within the control of a party) to the consummation of such transactions prescribed by Law have been satisfied.
          52. “Governmental Authority” means any court, federal, state, or local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body and the North American Electric Reliability Corporation (including any applicable regional authorities thereof )), commission, agency, instrumentality of the foregoing or other legislative, executive, or judicial authority.
          53. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          54. “Indemnifiable Loss” means claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses covered by indemnification provisions in any the following Sections of this Agreement: Sections 6.5(c), 6.6(d)(ii), 6.9(a)(iii), 6.9(e), 6.9(i), 6.14 and 6.15.
          55. “Indemnifying Party” means any Person required to provide indemnification under this Agreement.
          56. “Indemnitee” means any of Buyer’s Indemnitee or Seller’s Indemnitee.
          57. “Independent Accounting Firm” means such nationally recognized, independent accounting firm as is mutually appointed by Seller and Buyer for purposes of this Agreement.

          58. “Interests” means 100% of the issued and outstanding membership interests of the Companies, provided that in the event of a Casco Bay Loss, the Interests shall not include Casco Bay Energy Company, LLC.
          59. “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Authority and any judicial interpretation thereof.
          60. “Liability” or “Liabilities” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.
          61. “Material Adverse Effect” means any event, effect, change, circumstance or occurrence, which, when considered individually or together with all other events, effects, changes, circumstances or occurrences, has a material adverse effect on the business, financial condition or results of operations of the Companies, their Subsidiaries and the Specified Assets taken as a whole; provided, however, that none of the following, and no events, effects, changes, circumstances or occurrences, individually or in the aggregate, arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Material Adverse Effect” has occurred or may, would or could occur:
          (i) changes, events, occurrences or effects generally affecting (1) the economy, credit, financial or capital markets, or political conditions, in the United States, including changes in interest and exchange rates or (2) the electric generation industry;
          (ii) changes in GAAP, regulatory accounting standards or Law or in the interpretation or enforcement thereof after the date of this Agreement;
          (iii) an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters (whether or not caused by any Person or any force majeure event) or any national or international calamity or crisis, other than any of the foregoing involving physical damage or destruction to or rendering unusable facilities or properties of the Companies or any of their Subsidiaries;
          (iv) the execution, announcement or performance of obligations required by this Agreement or the Merger Agreement or the consummation of the transactions contemplated by this Agreement or the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement or the Merger Agreement;
          (v) any change in the Companies’ credit ratings (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, effect, change, circumstance or occurrence underlying such change has resulted in, or contributed to, a Material Adverse Effect);

          (vi) any actions taken by the Seller, Dynegy or their Affiliates, including the Companies, that are permitted by this Agreement to obtain approval or consent from any Governmental Authority in connection with the consummation of the transaction contemplated herein or contemplated by the Merger Agreement;
          (vii) any impact or effect on the rates that any Company may charge for electricity, energy, capacity and/or ancillary services or any other product or service subject to regulation by FERC as a result of the affiliation of such Company with Buyer under applicable Law;
          (viii) any change resulting or arising from the identity of, or any facts or circumstances relating to Buyer and its Affiliates;
          (ix) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, effect, change, circumstance or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect);
          (x) changes or developments in national, regional, state or local wholesale or retail markets or prices for electric power, capacity, emissions allowances, natural gas, fuel oil, coal, steel, concrete, water, fuel or the transportation of any of the foregoing, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor;
          (xi) changes or developments in national, regional, state or local electric generating, transmission or distribution systems or natural gas transmission or distribution systems, other than changes or developments involving physical damage or destruction to or rendering unusable facilities or properties of the Companies; and
          (xii) any action taken by Seller, Dynegy or their Affiliates, including the Companies, that is required by this Agreement or the Merger Agreement, or taken at Buyer’s written request, or the failure to take any action by Dynegy or its Subsidiaries if that action is prohibited by this Agreement or the Merger Agreement.
provided, however, that the events, effects, developments, changes and occurrences set forth in clauses (i), (ii), (iii), (x) and (xi) above shall be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent (but only to such extent) such changes have a disproportionate (taking into account the relative size of each of the Companies, their Subsidiaries and the Specified Assets and their respective affected businesses as compared to the other relevant entities and businesses) impact on each of the Companies and their Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Companies and their Subsidiaries conduct their businesses; provided further, that with respect to the representations and warranties in Article IV and the condition in Section 7.1(e)(ii), any “Material Adverse Effect” shall be measured assuming that the Companies, their Subsidiaries and the Specified Assets, taken as a whole, were one hundred and twenty-five percent (125%) of their then-current size.

          62. “Merger Agreement” has the meaning set forth in the preamble to this Agreement.
          63. “Merger Agreement Closing” means the closing of the transactions contemplated by the Merger Agreement.
          64. “Merger Agreement Closing Date” means the date on which the Merger Agreement Closing occurs.
          65. “Moss Landing Loss” means, any of the following: (i) the actual loss of all or substantially all of the Moss Landing Station Units 1 and 2; (ii) the destruction of all or substantially all of the Moss Landing Station Units 1 and 2 such that there remains no substantial remnant thereof which a prudent owner, uninsured, desiring to restore the Moss Landing Station Units 1 and 2 to its original condition would utilize as the basis of such restoration; (iii) the destruction of all or substantially all of the Moss Landing Station Units 1 and 2 irretrievably beyond repair; (iv) the destruction of all or substantially all of the Moss Landing Station Units 1 and 2 such that the cost of repair would equal or exceed the cost of replacement; or (v) the destruction of all or substantially all of the Moss Landing Station Units 1 and 2 such that the insured may claim a “total loss” under any insurance policy covering the Moss Landing Station Units 1 and 2 upon abandoning the Moss Landing Station Units 1 and 2 to the insurance underwriters therefor.
          66. “Moss Landing Station Units 1 and 2” means the Moss Landing Units 1 and 2 electric generating facilities owned by the Companies.
          67. “Next Bonus Payment Date” has the meaning set forth in Section 6.9(d).
          68. “Non-DPG Affiliate” means Dynegy and its Subsidiaries, excluding the Companies and their Subsidiaries.
          69. “Notice of Disagreement” has the meaning set forth in Section 2.6(b).
          70. “Order” means any order, judgment, injunction, award, decree, or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with any, Governmental Authority.
          71. “Outside Date” has the meaning set forth in Section 9.1(b).
          72. “Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.
          73. “Permit” means any permit, certificate, license, franchise, Consent, approval, registration, franchise or similar authorization issued, made or rendered by any Governmental Authority that possesses competent jurisdiction.
          74. “Permitted Encumbrances” means: (a) statutory liens for Taxes or other charges or assessments of Governmental Authorities not yet due or delinquent, or which are being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business; (c) zoning, entitlement, conservation restriction and other land use and environmental restrictions and regulations of Governmental Authorities; (d) Encumbrances created by Buyer or its Representatives; (e) Encumbrances of record (other than Encumbrances securing indebtedness for borrowed money of Seller or its Affiliates); (f) encumbrances that are contained in the terms or conditions of any of the Specified Contracts; (g) imperfections or irregularities of title and such other Encumbrances that individually or in the aggregate, do not materially detract from the value of the Companies or any of the Stations as currently used; (h) pledges or deposits by the Companies under workmen’s compensation Laws, unemployment insurance Laws or similar legislation; and (j) licenses granted to third parties in the ordinary course of business consistent with past practice by the Companies.
          75. “Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, other entity, business association or Governmental Authority.
          76. “Pre-Closing Tax Period” has the meaning set forth in Section 8.1(a).
          77. “Purchase Price” has the meaning set forth in Section 2.2.
          78. “Reimbursable Expenses” has the meaning set forth in Section 9.2(b).
          79. “Representatives” of a Person means, collectively, such Person’s Affiliates and its and their respective directors, managers, officers, partners, members, employees, representatives, agents and advisors (including accountants, legal counsel, environmental consultants, engineering consultants and financial advisors).
          80. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          81. “Seller” has the meaning set forth in the preamble to this Agreement (it being agreed and understood that at and after the Merger Agreement Closing, “Seller” shall mean the Surviving Corporation (as defined in the Merger Agreement)).
          82. “Seller Benefit Plans” has the meaning set forth in Section 6.9(c).
          83. “Seller Disclosure Letter” has the meaning set forth in the first sentence of Article III.
          84. “Seller’s Indemnitee” means any of Seller, its Affiliates, and its and their Representatives, as applicable, entitled to indemnification under this Agreement.
          85. “Seller Marks” has the meaning set forth in Section 6.10.
          86. “Seller’s Required Regulatory Approvals” means the filings and/or approvals listed on Schedule 3.3(b).

          87. “Seller Retiree Plans” has the meaning set forth in Section 6.9(g)(iii).
          88. “Specified Assets” means the Specified Contracts, together with all other Assets owned by Non-DPG Affiliates used or held for use primarily in the Business, including as listed on Schedule 1.1(88); provided that in the event of a Casco Bay Loss, the “Specified Assets” shall not include assets used or held for use primarily for the Casco Bay Station.
          89. “Specified Contracts” ” means the contracts listed in Schedule 1.1(89); provided that, the list may be supplemented from time to time prior to Closing by Seller to include similar Contracts entered into in the ordinary course of the Business, consistent with past practice (provided further that, no such supplement shall include a Contract for which written consent of the Seller is required under the Merger Agreement unless Buyer has been notified by Seller of such supplemental Contract and Buyer has consented in writing to the inclusion of that supplemental Contract); provided that in the event of a Casco Bay Loss, the “Specified Contracts” shall not include Contracts used or held for use primarily for the Casco Bay Station.
          90. “Stations” means, together, the Moss Landing (Units 1-2 and Units 6-7), Morro Bay, Oakland and Casco Bay electric generating facilities owned by the Companies.
          91. “Straddle Period” has the meaning set forth in Section 8.1(a).
          92. “Straddle Period Tax Return” has the meaning set forth in Section 8.3(b).
          93. “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, provided that Morro Bay Mutual Water Company and Moss Landing Mutual Water Company shall be deemed as the Companies’ “Subsidiaries” for the purpose of this Agreement.
          94. “Subsidiary Interests” means the equity interests in the Companies’ Subsidiaries.
          95. “Support Obligations” has the meaning set forth in Section 6.6(a).
          96. “Target Working Capital” means $14,327,382.
          97. “Tax” or “Taxes” means all taxes, charges, fees, levies, penalties and other assessments imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, transfer, use, franchise, payroll, withholding, social security and other taxes, together with any interest, penalties or additions attributable thereto.
          98. “Tax Indemnifiable Loss” has the meaning set forth in Section 8.1(a).
          99. “Tax Proceedings” has the meaning set forth in Section 8.4(b).

          100. “Tax Return” means any return, report, information return or other document, together with all amendments and supplements thereto (including any related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes.
          101. “Terminated Contracts” has the meaning set forth in Section 6.8(a).
          102. “Termination Fee” has the meaning set forth in the Merger Agreement.
          103. “Third Party Claim” has the meaning set forth in Section 6.16.
          104. “Total Enterprise Value” means (i) for the transactions contemplated by the Merger Agreement, $4,578,000,000; and (ii) for the transactions contemplated by this Agreement, the Base Price; and (iii) with respect to the Advisory Fee, the total value of all consideration paid by Buyer or its Affiliates for the applicable assets, plus the amount of any assumed debt in connection with the acquisition of such assets.
          105. “Transfer Taxes” has the meaning set forth in Section 8.7.
          106. “Transition Services Agreement” has the meaning set forth in Section 6.8(b).
          107. “U.S.” means the United States of America.
          108. “WARN” has the meaning set forth in Section 6.9(a)(iii).
          109. “Working Capital” means, as of a certain date, the positive or negative sum of the current assets minus the current liabilities of the Companies and the Specified Assets reflecting solely the line items labeled as “Included” in the calculation of the Target Working Capital (attached as Schedule 1.1(102)) (other than the liability line item entitled “Deferred Revenue — Account No. 231001”, which shall be included in the Estimated Closing Working Capital and the Closing Date Working Capital) as determined in accordance with GAAP and using the same accounting principles, policies and methods as Seller and Dynegy have historically used in connection with the calculation of current assets and current liabilities.
          1.2 Construction. In construing this Agreement, together with the Schedules and Exhibits hereto, the following principles shall be followed:
          (a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;
          (b) except as otherwise set forth herein, references to Articles, Sections, Schedules, Exhibits and other subdivisions refer to the Articles, Sections, Schedules, Exhibits and other subdivisions of this Agreement;
          (c) a reference to any Person shall include such Person’s predecessors;

          (d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles;
          (e) no consideration shall be given to the captions of the Articles, Sections, Schedules, Exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;
          (f) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
          (g) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions;
          (h) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined; and
          (i) the plural shall be deemed to include the singular and vice versa.
          1.3 U.S. Dollars. When used herein, the term “dollars” and the symbol “$” refer to the lawful currency of the U.S.
ARTICLE II
PURCHASE AND SALE
          2.1 Closing. The purchase and sale of the Interests and the Specified Assets, and the consummation of the other transactions contemplated hereby, shall take place at a closing (the “Closing”) to be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, on the same date and simultaneously with the Merger Closing, so long as prior to or as of such date the last of the conditions precedent to the Closing set forth in Article VII of this Agreement (other than the Merger Closing and those other conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) shall have been satisfied or, to the extent permitted by applicable Law, waived by the Party for whose benefit such conditions precedent exist, or at such other date, time and location as may be agreed upon in writing between Buyer and Seller. The date on which the Closing actually occurs is hereinafter called the “Closing Date.” The Closing shall be effective for all purposes as of the “Effective Time” as defined in the Merger Agreement.
          2.2 Payment of Purchase Price.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Interests on a debt-free basis (including with respect to the Companies), free and clear of all Encumbrances and the due execution and delivery of the Assignment and Assumption Agreement with respect to the Specified Assets on a debt-free basis, free and clear of all Encumbrances (other than Permitted Encumbrances), at the Closing, Buyer shall pay to Seller cash in an aggregate amount equal to $1,363,000,000 (collectively, the “Base Price”), as adjusted pursuant to Section 2.2(b) and (c) (“Closing Purchase Price”), without deduction or withholding of any kind, by wire transfer of immediately available funds in U.S. Dollars to such account or accounts specified by Seller to Buyer in writing at least one (1) Business Day prior to the Closing.
          (b) If the Estimated Closing Working Capital is greater than the Target Working Capital, the Closing Purchase Price shall be increased by the difference between such amounts. If the Target Working Capital is greater than the Estimated Closing Working Capital, the Closing Purchase Price shall be decreased by the difference between such amounts.
          (c) The Base Price also may be reduced as follows: (i) if there is a Casco Bay Loss prior to Closing, the Base Price shall be reduced by $275 million, or (ii) if prior to Closing there has occurred any uncured damage or destruction by casualty loss to the Casco Bay Station, then the Base Purchase Price shall be reduced by the total remaining costs as of Closing of repairing or restoring the Casco Bay Station to a condition reasonably comparable to their condition prior to such casualty (as estimated by a qualified engineering firm reasonably acceptable to Buyer and Seller) after giving effect to any insurance proceeds available to Buyer or any of its Affiliates (including pursuant to Section 6.11) and any Tax benefits available to Buyer or its Affiliates in respect thereto, up to a maximum reduction of $50 million.
          (d) At least two (2) Business Days prior to the Closing Date, Seller shall provide to Buyer a worksheet setting forth its good faith reasonable estimate of the Working Capital as of the Closing Date (the “Estimated Closing Working Capital”). For purposes of determining the Estimated Closing Working Capital, the Working Capital shall be estimated by making appropriate adjustments to the items specified on Schedule 1.1(109), while maintaining consistency with the principles and methodologies as were used in preparing Schedule 1.1(109).
          2.3 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, the following to Buyer:
          (a) The Assignment and Assumption Agreement, duly executed by the applicable Dynegy Sellers and delivered to Buyer;
          (b) Except as otherwise required in accordance with applicable Law, Buyer and Seller shall duly deliver to each other executed counterparts of the Membership Interest Transfer Agreements in respect of the Interests substantially in the form attached as Exhibit B, pursuant to which Seller shall transfer the Interests on a debt-free basis (including with respect to the Companies), free and clear of all Encumbrances and Seller shall attach thereto any certificates representing the Interests;
          (c) A certificate, duly executed by the appropriate Non-DPG Affiliate of Seller, certifying facts as necessary to exempt the transactions hereunder from withholding under Section 1445 of the Code;
          (d) Copies of all solvency opinions, if any, received by Seller or its Affiliates relating to Seller in connection with the consummation of the transaction described in the Merger Agreement or the transactions contemplated by this Agreement, subject to the consent of the provider of such opinion, and all fairness opinions, if any, received by Seller or its Affiliates in connection with the transactions contemplated by this Agreement (provided that, with respect to any such solvency or fairness opinions actually delivered to Buyer hereunder, Buyer shall be required to pay 50% of all fees and expenses incurred in connection with such opinions);
          (e) The resignations or removal of the officers and directors of the Companies and their Subsidiaries, except to the extent such officers are Continuing Employees; and
          (f) Such other agreements, documents, instruments and writings as are reasonably required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.
          2.4 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, the following to Seller:
          (a) The Closing Purchase Price, by wire transfer of immediately available funds in accordance with Seller’s instructions to the account of Seller as designated by Seller pursuant to Section 2.2(a);
          (b) The Assignment and Assumption Agreement, duly executed by Buyer and delivered to Seller; and
          (c) Such other agreements, documents, instruments and writings as are reasonably required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.
          2.5 Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price (and all other capitalizable costs) among the Interests (and all assets owned by the Companies) and the Specified Assets for all Tax purposes in accordance with an allocation schedule (the “Allocation Schedule”) prepared by Seller within 120 days after the Closing Date, such Allocation Schedule subject to Buyer’s review and consent and prepared in accordance with Section 1060 of the Code and Treasury Regulations promulgated thereunder; provided, however, that in the event that Seller and Buyer cannot reach an agreement with respect to the Allocation Schedule within thirty (30) days after Seller provides the Allocation Schedule to Buyer, the Independent Accounting Firm shall resolve any disputed portion of the Allocation Schedule. The costs related to having the Independent Accounting Firm resolve disputes relating to the Allocation Schedule shall be borne equally by Buyer and Seller. Seller and Buyer agree to file or cause to be filed all Tax Returns in respect of the Interests and the Specified Assets in a manner consistent with the Allocation Schedule and to take no position for Tax purposes inconsistent with the Allocation Schedule, in each case unless required otherwise by a final determination of a competent taxing authority.
          2.6 Post Closing Adjustment.
          (a) Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller (i) a balance sheet showing the Working Capital as of the Closing Date (the “Closing Date Balance Sheet”), and (ii) a certificate setting forth (a) the Closing Date Working Capital (calculated in accordance with the Closing Date Balance Sheet) and (b) the amount by which the

Estimated Closing Working Capital exceeds, or is exceeded by, the Closing Date Working Capital. The Closing Date Balance Sheet shall be prepared in a manner consistent with GAAP. The Closing Date Balance Sheet shall be prepared in accordance with this Agreement by making appropriate adjustments to the items specified in Schedule 1.1(109), while maintaining consistency with the principles and methodologies as were used in preparing Schedule 1.1(109).
          (b) Buyer’s determination of Closing Date Working Capital shall become final and binding on the Parties thirty (30) days after delivery of the Closing Date Balance Sheet by Buyer unless Seller objects in good faith to Buyer’s preparation of the Closing Date Balance Sheet and calculation of the Closing Date Working Capital in writing, stating in reasonable detail their objection thereto (the “Notice of Disagreement”). Following delivery of the Notice of Disagreement, Seller and Buyer agree to cooperate to exchange information used to prepare the Estimated Closing Working Capital, Closing Date Working Capital and the Notice of Disagreement. To the extent any portion of the calculation of the Closing Date Working Capital is not objected to in the Notice of Disagreement, such items portion shall be deemed to have been accepted by Seller. Seller and Buyer shall negotiate in good faith to resolve any objections noted in the Notice of Disagreement, but if they do not reach a final resolution within thirty (30) days after the delivery of the Notice of Disagreement, Seller and Buyer shall each submit such remaining disputes to the Independent Accounting Firm in a revised Notice of Disagreement which details the remaining outstanding disputes. Seller and Buyer shall use their commercially reasonable efforts to cause the Independent Accountant to resolve all disputes as soon as practicable; provided, however, that the Independent Accountant shall be instructed to resolve all such disputes within thirty (30) days after the submission of the disputes to such Independent Accountant. The resolution of the disputes by the Independent Accountant shall be final, binding on, conclusive and non-appealable by the Parties. The costs and expenses of the Independent Accountant shall be allocated between Buyer and Seller in proportion to the relative difference between (a) the Closing Date Working Capital calculated by Seller, as adjusted for the resolution of any disputes between the Parties prior to the engagement of the Independent Accountant and (b) the Closing Date Working Capital as finally determined by the Independent Accountant. The Independent Accountant will only consider those items and amounts set forth in the revised Notice of Disagreement submitted by either Party. The Independent Accountant shall make its determination based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review, nor shall the Independent Accountant allow the Parties to conduct any discovery. In resolving any disagreement, the Independent Accountant may not assign any value to a disputed item greater than the greatest value claimed for such disputed item by any Party or lesser than lowest value claimed for such disputed item by any Party.
          (c) If the Estimated Closing Working Capital is greater than the Closing Date Working Capital which has become final and binding on the Parties pursuant to Section 2.6(b), Seller shall, within 5 days of the Closing Date Working Capital becoming final and binding, make payment by wire transfer to Buyer, in immediately available funds in the amount of such difference, together with interest thereon at a rate of 2% per annum from the Closing Date to the date of payment.
          (d) If the Closing Date Working Capital which has become final and binding on the Parties pursuant to Section 2.6(b) is greater than the Estimated Closing Working Capital, Buyer shall, within 5 days of the Closing Date Working Capital becoming final and binding, make payment by wire transfer to Seller, in immediately available funds in the amount of such difference, together with interest thereon at a rate of 2% per annum from the Closing Date to the date of payment.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
          Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Buyer by the Seller prior to entering into this Agreement (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Seller hereby represents and warrants to the Buyer that:
          3.1 Organization; Qualification. Seller is:
          (a) a corporation validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted; and
          (b) qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified, in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          3.2 Authority. Seller has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute and deliver this Agreement and, subject only to, assuming the representations and warranties of the Buyer set forth in Article V are true and correct, and the terms and conditions herein (including receipt of all Seller’s Required Governmental Approvals), to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof by the Buyer, constitutes a valid and binding obligation of the Seller enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
          3.3 Consents and Approvals; No Violation.
          (a) Except as set forth on Schedule 3.3(a), subject to obtaining or making all Seller’s Required Regulatory Approvals and obtaining or making all Consents and Filings under the HSR Act, neither the execution and delivery by Seller of this Agreement and the Additional Agreements to which it is or will be a party nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of formation or operating agreement of Seller; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Seller is a party or by which it may be bound, except for such defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, have a Material Adverse Effect; or (iii) constitute a violation of any Law or Order applicable to Seller which violation, individually or in the aggregate, would have a Material Adverse Effect.
          (b) Except for Consents and Filings (i) required under the HSR Act or (ii) set forth on Schedule 3.3(b) (the Consents and Filings referred to in clause (ii) of this sentence are collectively referred to herein as the “Seller’s Required Regulatory Approvals”), no Consent or Filing with any Governmental Authority (or any regional transmission organization or independent system operator) is necessary for the execution and delivery by Seller of this Agreement and the Additional Agreements to which it is or will be a party or the consummation by Seller of the transactions contemplated hereby, other than (A) such Consents and Filings that the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect or if not obtained or made, would not materially impair Seller’s ability to perform its material obligations under this Agreement; and (B) such Consents and Filings which become applicable to Seller as a result of the status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.
          3.4 Brokers; Finders. Except as set forth on Schedule 3.4, Seller has not, and none of Seller’s Affiliates have, retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby. Buyer shall not have any responsibility or liability with respect to any Person set forth on Schedule 3.4.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING COMPANIES
          Except (i) as set forth in the “Dynegy SEC Reports” (as defined in the Merger Agreement) filed after December 31, 2007 and prior to the date hereof (other than disclosures in the “Risk Factors” sections thereof or any such disclosures included in such filings that are primarily and generically cautionary, predictive or forward-looking in nature (it being agreed and understood that disclosures under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” shall not be deemed to be primarily and generically cautionary, predictive or forward-looking in nature)), to which the relevance of such disclosures with respect to the Companies is reasonably apparent; or (ii) as set forth in the corresponding sections or subsections of the Seller Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Seller hereby represents and warrants to the Buyer that:
          4.1 Organization; Qualification.

          (a) Each of the Companies and the Companies’ Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and will have all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.
          (b) In all material respects, each of Dynegy and the Dynegy Sellers is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and will have all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.
          (c) Each of Dynegy, the Dynegy Sellers, and the Companies and the Companies’ Subsidiaries is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified, in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect.
          4.2 Authority. Dynegy has, and each of the Dynegy Sellers, the Companies, and the Companies’ Subsidiaries will at the Closing have, all requisite corporate power and authority to enter into, and Dynegy has, and each of the Dynegy Sellers, the Companies and the Companies’ Subsidiaries will at the Closing have, taken all corporate action necessary to execute and deliver the Additional Agreements to which it will be a party and, subject only to, assuming the representations and warranties of the Buyer set forth in Article V are true and correct, and the terms and conditions herein (including receipt of all Seller’s Required Governmental Approvals), to perform its obligations under this Agreement and the Additional Agreements and to consummate the transactions contemplated by this Agreement and the Additional Agreements. As of the Closing, each of the Additional Agreement to which any of Dynegy, the Dynegy Sellers, the Companies, or the Companies’ Subsidiaries will be a party will have been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof by the Buyer, will constitute a valid and binding obligation of Dynegy, the Dynegy Sellers, the Companies, or the Companies’ Subsidiaries enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          4.3 Consents and Approvals; No Violation.
          (a) Except as set forth on Schedule 4.3(a), subject to obtaining or making all Seller’s Required Regulatory Approvals and obtaining or making all Consents and Filings under the HSR Act, neither the execution and delivery by Dynegy, the Dynegy Sellers, the Companies or the Companies’ Subsidiaries of the Additional Agreements to which it will be a party nor the consummation by Dynegy, the Dynegy Sellers, the Companies or the Companies’ Subsidiaries of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws, certificate of formation or operating agreement of Dynegy, any Dynegy Seller, or any of the Companies or their Subsidiaries; (ii) constitute a violation of any Law or Order applicable to any of Dynegy, the Dynegy Seller, or any of the Companies or their Subsidiaries, which violation, individually or in the aggregate, would have a Material Adverse Effect; or (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which any of Dynegy, the Dynegy Sellers, or any of the Companies or their Subsidiaries is a party or by which it may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite Consents have been, or will be prior to the Closing obtained, or which would not, individually or in the aggregate, have a Material Adverse Effect.
          (b) Except for Consents and Filings required under the HSR Act or the Seller’s Required Regulatory Approvals, no Consent or Filing with any Governmental Authority (or any regional transmission organization or independent system operator) is necessary for the execution and delivery by any of Dynegy, the Dynegy Sellers, the Companies or the Companies’ Subsidiaries of the Additional Agreements to which it will be a party or the consummation by any of Dynegy, the Dynegy Seller, the Companies, or the Companies’ Subsidiaries of the transactions contemplated hereby, other than (i) such Consents and Filings that the failure to obtain or make, would not, individually or in the aggregate, have a Material Adverse Effect or if not obtained or made, would not materially impair either Seller’s or any Dynegy Seller’s ability to perform its respective material obligations under this Agreement; and (ii) such Consents and Filings which become applicable to Dynegy, any Dynegy Seller, the Companies or their Subsidiaries as a result of the status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.
          4.4 Title to Interests. At the Closing, Seller will be the indirect legal and beneficial owner of 100% of the Interests, 50% of the equity interests in the Morro Bay Mutual Water Company, and 33% of the equity interests in the Moss Landing Mutual Water Company, in each case free and clear of all material Encumbrances other than those arising pursuant to this Agreement, and the Interests and Subsidiary Interests will be duly authorized and validly issued. The capitalization and ownership of the Companies and their Subsidiaries are set forth on Schedule 4.4. Upon the Closing, there will be no outstanding options, warrants or other rights of any kind including any restrictions on transfers (other than transfer restrictions of general applicability as provided under the Securities Act and other applicable securities laws), relating to the sale, or voting of the Interests or Subsidiary Interests, the subscription of additional equity interests in the Companies or their Subsidiaries or any securities convertible into or evidencing the right to purchase additional membership interests in the Companies or their Subsidiaries. Upon Closing, Seller will transfer title to such Interests and Subsidiary Interests, free and clear of any material Encumbrances and any restrictions on transfer and voting or preemptive rights (other than transfer restrictions of general applicability as provided under the Securities Act and other applicable securities laws), other than those arising pursuant to this Agreement. As of the Closing, the Companies and their Subsidiaries do not own, directly or indirectly, equity securities in any Person, except as set forth in Schedule 4.4.
          4.5 Title to Specified Assets.
          Upon the Closing, subject to Section 6.4(c), Seller will indirectly have good and marketable title to all of the Specified Assets on Schedule 1.1(88) and all other material

Specified Assets, free and clear of all Encumbrances other than Permitted Encumbrances and those arising pursuant to this Agreement, or as set forth in Schedule 4.5. Upon Closing, subject to Section 6.4(c), Seller will transfer such title to all of the Specified Assets on Schedule 1.1(88) and all other material Specified Assets, free and clear of any Encumbrances, restrictions on transfer and voting or preemptive rights, other than Permitted Encumbrances and those arising pursuant to this Agreement.
          4.6 Taxes.
          (a) All material Tax Returns required to be filed by the Companies and their Subsidiaries have been filed when due in accordance with all applicable Laws.
          (b) The Companies and their Subsidiaries have paid in full all material Taxes shown as due and payable on such Tax Returns.
          (c) Except as set forth on Schedule 4.6(c), there is no action, suit, proceeding, investigation, audit or claim now pending with respect to any material Tax with respect to the Companies or their Subsidiaries.
          (d) The Companies and their Subsidiaries have timely and properly collected, withheld and remitted to the taxing authority to whom such payment is due all amounts required to be collected or withheld by the Companies for the payment of material Taxes.
          (e) Except as set forth on Schedule 4.6(e), none of the Dynegy Sellers (or their owners, if any is treated as a disregarded entity for U.S. federal income tax purposes) (i) is a foreign person as defined in Treasury Regulation section 1.1445-2(b)(2)(i) or (ii) will be subject to withholding under Section 1445 of the Code and the Treasury Regulations promulgated thereunder with respect to the sale of the Interests or the Specified Assets.
          (f) None of the Assets of the Companies or the Specified Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.
          (g) Schedule 4.6(g) sets forth the U.S. federal income tax classification of each of the Companies and their Subsidiaries.
          (h) The Dynegy Sellers are the owners of all of the properties and assets of the Companies, and the Specified Assets, in each case for U.S. federal income tax purposes.
          4.7 Liabilities of the Companies. As of the Closing, other than with respect to corporate-wide services provided by Dynegy or its Affiliates, each of the Companies with respect to its applicable Station (and except as would not have a Material Adverse Effect):
          (a) has good and marketable title to, to the extent presently leased by Dynegy or its Affiliates, valid title to the leasehold estate (as lessee) in, the real property at the location of the Station and as used by the Companies in the ordinary course of the Business (and subject to any licenses, easements and other property rights granted in the ordinary course of the Business or other Permitted Liens, including “Permitted Liens” as defined in the Merger Agreement (other than Liens securing “Indebtedness” as defined in the Merger Agreement or as set forth in Schedule 4.7(a)));
          (b) has good and marketable title to, to the extent presently leased by Dynegy or its Affiliates, valid title to the leasehold estate (as lessee) in, the personal property or fixtures representing the Station (and subject to any licenses, easements and other property rights granted in the ordinary course of business or other Permitted Liens, including “Permitted Liens” as defined in the Merger Agreement (other than Liens securing “Indebtedness” as defined in the Merger Agreement or as set forth in Schedule 4.7(b)));
          (c) except as set forth on Schedule 4.7(c), holds all permits presently held by Dynegy or its Affiliates relating exclusively to the Business as operated in the ordinary course consistent with past practice and holds all contracts necessary for the operation of the Business in the ordinary course consistent with past practice; and
          (d) has no Liabilities other than as set forth on Schedule 4.7(d) and (i) Liabilities reflected on the financial statements, including any reserves, as contained in any of the Dynegy SEC Reports, to which the relevance of such item with respect to the Companies is reasonably apparent; (ii) Liabilities incurred in the ordinary course of the Business; (iii) Liabilities reflected in Closing Date Balance Sheet; or (iv) Liabilities arising from the ownership, maintenance or operation of the Station by the Companies in the ordinary course of the Business consistent with past practice.
          4.8 Merger Agreement. None of the information redacted from the schedules to the Merger Agreement attached as Exhibit D contain information relating to the Interests, the Companies, the Subsidiaries, the Business, the Specified Assets or the Assumed Liabilities, except for certain financial hedges, which are Excluded Liabilities.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
          Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Seller by Buyer prior to entering into this Agreement (the “Buyer Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Buyer Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Buyer hereby represents and warrants to the Seller that:
          5.1 Organization; Qualification. Buyer is a corporation, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified, in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to or materially impair Buyer’s ability to consummate the transactions contemplated hereby, or to perform its material obligations hereunder or under any Additional Agreement (a “Buyer Material Adverse Effect”).
          5.2 Authority. Buyer has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute and deliver this Agreement and, subject only to, assuming the representations and warranties of the Seller set forth in Article III are true and correct, and the terms and conditions herein (including receipt of all Buyer’s Required Governmental Approvals), to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery hereof by the Seller, constitutes a valid and binding obligation of the Buyer enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          5.3 Consents and Approvals; No Violation.
          (a) Except as set forth on Schedule 5.3(a), and subject to obtaining or making all Buyer’s Required Regulatory Approvals and obtaining or making all Consents and Filings under the HSR Act, neither the execution and delivery by Buyer of this Agreement and the Additional Agreements to which it is or will be a party nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws or similar governing documents of Buyer or any of its Affiliates; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Buyer or any of its Affiliates is a party or by which Buyer, any such Affiliate or any of their respective properties and assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite consents, approvals or waivers have been or will be prior to the Closing obtained, or which would not, individually or in the aggregate, have a Buyer Material Adverse Effect; or (iii) constitute a violation of any Law or Order applicable to Buyer or any of its Affiliates, which violation, individually or in the aggregate, would have a Material Adverse Effect or a Buyer Material Adverse Effect.
          (b) Except for Consents and Filings (i) required under the HSR Act or (ii) set forth on Schedule 5.3(b) (the Consents and Filings referred to in clause (ii) of this sentence are collectively referred to herein as the “Buyer’s Required Regulatory Approvals”), no Consent or Filing with any Governmental Authority (or any regional transmission organization or independent system operator) is necessary for the execution and delivery by Buyer of this Agreement and the Additional Agreements to which it is a party or the consummation by Buyer of the transactions contemplated hereby, other than such Consents and Filings which, if not obtained or made, would not have a Material Adverse Effect or a Buyer Material Adverse Effect.

          5.4 Availability of Funds. Buyer has sufficient funds on hand or available to it pursuant to existing lines of credit to permit Buyer on the Closing Date to pay the Purchase Price, all other amounts payable by Buyer hereunder, and all fees and expenses incurred by Buyer in connection with the transactions contemplated hereby, and to permit Buyer to timely pay or perform all of its other obligations under this Agreement and the Additional Agreements.
          5.5 Brokers; Finders. Other than Citigroup Global Markets Inc., Buyer has not, and none of Buyer’s Affiliates have, retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby. Seller shall not have any responsibility or liability with respect to Buyer’s or Buyer’s Affiliates’ arrangements with Citigroup Global Markets Inc. with respect to the transactions contemplated by this Agreement.
          5.6 Investment Intent. Buyer is acquiring the Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof in violation of federal or state securities Law. In acquiring the Interests, Buyer is not offering or selling, and will not offer or sell, for Seller or otherwise in connection with any distribution of the Interests, and Buyer will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. Buyer acknowledges that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Interests. Buyer understands that the Interests have not been registered pursuant to the Securities Act or any applicable state securities Laws, that the Interests will be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
ARTICLE VI
COVENANTS OF THE PARTIES
          6.1 Access to Information.
          (a) Between the date of this Agreement and the Closing Date, Seller shall provide, and cause Dynegy to provide, Buyer and its Representatives with information as to the Business, the Companies, and the Specified Assets, as reasonably requested by Buyer, provided that, Buyer agrees and acknowledges that Seller’s obligations under this Section 6.1(a), including the obligation to cause Dynegy to take any actions, are expressly subject to and limited by Seller’s rights to such information under the Merger Agreement. Notwithstanding the foregoing, Seller shall not be required to provide any information (A) which Seller reasonably believes it, its Affiliates, Dynegy or any of its Affiliates is prohibited from providing to Buyer by reason of applicable Law, Permit or Order, (B) which constitutes or allows access to information protected by attorney/client privilege, or (C) which Seller, its Affiliates, Dynegy or any of its Affiliates is required to keep confidential or prevent access to by reason of any contract or agreement with a third party, provided that such entity has sought a waiver from such third party.

          (b) For a period of two (2) years from and after the Closing Date (or if the Closing does not occur, from the date hereof) all nonpublic information in any form or medium, written or oral, concerning Dynegy and its Affiliates and/or the transactions contemplated by this Agreement or Merger Agreement (including all notes, analyses, studies, interpretations, memoranda and other documents, materials or reports that contain, reflect or are based upon, in whole or in part, such information) furnished to or obtained by Buyer and Buyer’s Representatives pursuant to this Section 6.1 or furnished prior to the date hereof in connection with the evaluation and the negotiation of this transaction shall be kept confidential by Buyer and Buyer’s Affiliates and shall not be disclosed to any third parties, except for those of Buyer’s or its Affiliates’ Representatives who reasonably require access to such nonpublic information in connection with the transactions contemplated by this Agreement (so long as Buyer remains liable hereunder for any breach of this provision by any such Representative), and shall be used solely for the purpose of achieving the closing of the transactions contemplated by this Agreement in accordance with the terms of this Agreement. For the avoidance of doubt, nothing herein shall prevent Buyer from sharing such information with ratings agencies, provided that such ratings agencies are informed of the confidential nature of such information and agree to keep such information confidential. In the event this Agreement is terminated as provided in Article IX hereof, Buyer shall return or destroy all such nonpublic information to Seller provided that neither such return nor such destruction shall relieve Buyer of its obligations under this Section 6.1. From and after the Closing, the confidentiality provisions of this Section 6.1(b) shall not apply to Buyer with respect any such information to the extent that it relates to the Business, the Companies or the Specified Assets. For a period of two (2) years from and after the Closing Date (or if the Closing does not occur, from the date hereof), Seller and its Affiliates shall keep confidential all nonpublic information in any form or medium, written or oral, concerning the Business, the Companies and the Specified Assets, and shall not disclose such information to any third parties, except those of Seller’s or its Affiliates’ Representatives who reasonably require access to such non public information in connection with the transactions contemplated by this Agreement, including in connection with the enforcement thereof (so long as Seller remains liable hereunder for any breach of this provision by any such Representative); provided, however, that Seller may disclose such information related to the period prior to the Closing in connection with any financial reporting, compliance with any requirements of Law or Order and for tax purposes. This Section 6.1(b) shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of a breach by either Party of their obligations hereunder. Furthermore, nothing herein shall be deemed to limit or restrict either Party from disclosing any information (i) in any action or proceeding by such party to enforce any rights it may have against the other Party; (ii) in connection with any interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demands, or any other similar process; and (iii) in connection with routine audits or examinations by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor.
          (c) As of the Closing Date, each of the Parties shall, and shall cause its Representatives to, afford to the other Party, including its Representatives and Affiliates, reasonable access to all books, records, files and documents to the extent they are related to the Companies and the Specified Assets in order to permit such Party and its Affiliates to prepare and file their Tax Returns and to prepare for and participate in any investigation with respect thereto, to prepare for and participate in any other investigation and defend any proceedings relating to or involving such Party or its Affiliates, to discharge its obligations under this Agreement, to comply with financial reporting requirements, and for other reasonable purposes, and will afford such Party and its Affiliates reasonable assistance in connection therewith. Each Party will cause such records to be maintained for not less than seven (7) years from the Closing Date and will not dispose of such records without first offering in writing to deliver them to the other Party; provided, however, that in the event that Buyer transfers all or a portion of the business of the Companies or the Specified Assets to any third party during such period, Buyer may transfer to such third party all or a portion of the books, records, files and documents related thereof, provided such third party transferee expressly assumes in writing the obligations of Buyer under this Section 6.1(c). In addition, on and after the Closing Date, at either Party’s request, the other Party shall make available to the requesting Party and its Affiliates and Representatives those employees of the other Party requested by such Party in connection with any proceeding, including to provide testimony, to be deposed, to act as witnesses and to assist counsel; provided, however, that (i) such access to such employees shall not unreasonably interfere with the normal conduct of the operations of the other Party and (ii) the requesting Party shall reimburse the other Party for the out-of-pocket costs reasonably incurred by such Party in making such employees available to the requesting Party and its Affiliates and Representatives.
          (d) As of the Closing, Seller and its Affiliates shall be entitled to retain copies (at Seller’s sole cost and expense) of all books and records relating to its ownership or operation of the Companies, the Business and the Specified Assets.
          6.2 Public Statements. Prior to Closing, the Parties shall consult with each other and Dynegy prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority.
          6.3 Further Assurances.
          (a) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its commercially reasonable efforts, and Seller shall cause Dynegy to use its commercially reasonable efforts, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the purchase and sale of the Interests and the Specified Assets pursuant to this Agreement and the assignment and assumption of the Specified Assets, including using its commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder, including obtaining all necessary Consents, and making all required Filings with, third parties required to be obtained or made in order to consummate the transactions hereunder; provided that, Buyer agrees and acknowledges that Seller’s obligations under this Section 6.3 to cause Dynegy to take any actions are expressly subject to and limited by Seller’s rights to cause Dynegy to take such actions under the Merger Agreement. If, at any time during the eighteen (18) months after Closing, (i) there are Liabilities of the Companies that are Excluded Liabilities, Seller shall promptly assume such Liabilities; (ii) Seller or its Affiliates own assets primarily related to the Business, Seller promptly shall transfer such assets to Buyer, each as part of the transaction under this Agreement; provided that, such 18-month period shall be extended to complete any such assumption or transfer for which notice of the obligation to effect such assumption or transfer was provided by one Party to the other with reasonable specificity on or prior to the expiration of such 18-month period. If, at any time during the eighteen (18) months after Closing, (i) there are Assumed Liabilities or Liabilities of any Non-DPG Affiliate that are primarily related to the Business, Buyer shall promptly assume such Liabilities (provided, that for the avoidance of doubt, Buyer shall not be required to assume any Excluded Liabilities listed on Schedule 1.1(46)); (ii) Buyer or its Affiliates, including the Companies, own any assets acquired through the acquisition of the Interests or the Specified Assets that are not primarily related to the Business, Buyer shall promptly transfer such assets (other than any assets listed on Schedule 1.1(88)) to Seller, each as part of the transaction under this Agreement provided that, such 18-month period shall be extended to complete any such assumption or transfer for which notice of the obligation to effect such assumption or transfer was provided by one Party to the other with reasonable specificity on or prior to the expiration of such 18-month period.
          (b) Notwithstanding anything in this Agreement to the contrary, Seller shall have the right to cause the Companies to pay cash dividends, make cash distributions and assign accounts receivable to Seller or its Affiliates at any time prior to the Closing. From and after the Closing, any accounts receivable for goods sold, or services performed, prior to the Closing that have been assigned to Seller or any Non-DPG Affiliate prior to the Closing and not conveyed to Buyer pursuant to this Agreement will be for the account of Seller (and shall not be included in the Estimated Closing Working Capital or Closing Date Working Capital). In addition, from and after the Closing (i) any accounts receivable (including any account receivable relating to any Specified Asset that is a current asset) or accounts payable (including any account payable that would otherwise be an Assumed Liability and is a current liability) of any Non-DPG Affiliate (whether or not related to the Business), and (ii) any accounts receivable (including any account receivable of any of the Companies and is a current asset) or accounts payable (including any account payable that would otherwise be an Assumed Liability and is a current liability) of any of the Companies, in each case (x) for goods purchased, or services performed prior to the Closing, and (y) to the extent not taken into consideration in the calculation of the Closing Date Working Capital, shall be considered to be the assets and liabilities of and for the account of the Seller and the applicable Non-DPG Affiliates, and thus from and after Closing, Buyer shall promptly remit to Seller any amounts received by Buyer or any of the Companies or their Affiliates in connection with such accounts receivable, and Seller shall be responsible for the prompt payment when due of such accounts payable.
          6.4 Governmental Consents and Approvals. Without limiting the generality of Section 6.3:
          (a) As promptly as practicable, but in no event later than ten (10) Business Days after the date of this Agreement, Seller and Buyer shall each file or cause to be filed with the U.S. Federal Trade Commission and the U.S. Department of Justice (the “Antitrust Authorities”) all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder, as amended, with respect to the transactions contemplated hereby. Buyer and Seller shall supply as promptly as practicable any additional information or documentary material that may be requested pursuant to the HSR Act and shall take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Buyer and Seller shall comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by any Antitrust Authority and take all other reasonable actions to obtain clearance from the Antitrust Authorities. Buyer shall exercise its reasonable best efforts, and Seller shall cooperate fully with Buyer, to prevent the entry in any proceeding brought by an Antitrust Authority or any Governmental Authority of an Order that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement. Nonetheless, if such Order is entered, the Parties shall (and shall cause their respective Affiliates to) use reasonable best efforts to have any such Order lifted. Buyer shall pay all filing fees payable under the HSR Act but each Party shall bear its own costs and expenses of the preparation of any such Filing and any such response.
          (b) As promptly as practicable, but in no event later than ten (10) Business Days after the date of this Agreement, Seller and Buyer shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain all required Consents of all other Governmental Authorities, and make all other Filings required to be made prior to the Closing with respect to the transactions contemplated hereby, including with respect to the Seller’s Required Regulatory Approvals and Buyer’s Required Regulatory Approvals. Each Party shall bear its own costs and expenses of the preparation of any such Filing. Buyer and Seller will diligently pursue and use their reasonable best efforts to obtain such Consents and will cooperate with each other in seeking such Consents. To such end, the Parties agree to make available the personnel and other resources of their respective organizations in order to obtain all such Consents. Each Party will promptly inform the other Party of any material communication received by such Party from, or given by such party to, any Governmental Authority from which any such Consent is required and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (unless prohibited by Law or by such Governmental Authority), and will permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Authority or, in connection with any proceeding by a private party, with such other Person, and to the extent permitted by such Governmental Authority or other Person, give the other Party the opportunity to attend and to participate in such meetings and conferences. Nothing in this Section 6.4(b) shall require disclosure to the other Party of information that is treated as confidential business information or otherwise subject to a third party confidentiality obligation.
          (c) Without limiting the generality of Section 6.4(b), as promptly as practicable, but in no event later than ten (10) Business Days after the date of this Agreement, each Party shall make all Filings required by such Party under Section 203 of the Federal Power Act. Prior to filing any application with the FERC, both Parties shall prepare such application and shall incorporate into such application all revisions reasonably requested by the other Party. Each Party shall be solely responsible for its own cost of preparing and filing such application, as well as all petitions for rehearing and all reapplications, provided, however, that Buyer shall bear all costs and expenses associated with experts and consultants reasonably necessary for the preparation of any required market power study or report. If any required approval is denied by the FERC, the Parties shall petition the FERC for rehearing or permission to re-submit an application with the FERC.
          (d) Without limiting the foregoing and except as set forth on Schedule 6.4(d), required actions by Buyer shall include, but not be limited to, acceptance by Buyer of divestitures of any subsidiary or assets of Buyer or its Affiliates, acceptance by Buyer or any of its Affiliates of any limitation on or condition on the manner in which Buyer or any of its Affiliates conduct their business, or acceptance of an agreement to hold any assets of Buyer or its Affiliates separate in any lawsuit or other legal proceeding, whether judicial or administrative and whether required by any applicable Governmental Authority in connection with the transactions contemplated by this Agreement.
          (e) Without limiting the foregoing, from the date hereof through the Closing Date, Buyer agrees that except as may be agreed in writing by Seller, Buyer shall not (and shall cause its Affiliates not to) (a) acquire, or enter into an agreement to acquire, any electric generation, transmission or distribution facilities, electric generation projects or “inputs to electric power production” (as defined in 18 C.F.R. 35.36(a)(4)), or any entity owning, operating or otherwise controlling such facilities, projects or inputs; or (b) initiate development or enter into an agreement to develop any new electric generation projects, to the extent such actions described in (a) or (b) above would reasonably be expected to prevent the Parties from securing all required Filings or Consents with or from any Governmental Authority to consummate the transactions hereunder (after giving effect to any agreement or commitment in accordance with Section 6.4(d)) or would reasonably be expected to materially delay such Filings or Consents; provided that, other than its obligations under Section 6.4(d), Buyer shall not be prohibited from continuing any existing development activities.
          (f) Promptly following the date hereof (but in any event within five (5) calendar days of this Agreement), each of the Buyer and Seller shall, and Seller shall use its reasonable best efforts to cause Dynegy to, appoint two (2) representatives to a regulatory and transition planning committee (the “Committee”). The Committee shall meet by telephone or in person weekly (with at least one representative from each of Seller, Buyer and Dynegy present), to discuss the status of all notices, consents, registrations, approvals, permits and authorizations, made or sought by Seller, Buyer and Dynegy which are necessary or advisable to be obtained from any third party and/or Governmental Authority in order to consummate the Merger Agreement Closing, the Closing and any of the other transactions contemplated by this Agreement or by the Merger Agreement, including under the HSR Act or the Federal Power Act, or from any of the New York State Public Service Commission, the California Independent System Operator Corporation and the California Public Utilities Commission.
          6.5 Assignment.
          (a) Subject to Section 6.5(b) and Section 6.5(c) and pursuant to the terms and conditions of the Assignment and Assumption Agreement, effective as of the Closing, (i) the Seller and its Affiliates will agree to transfer and assign to Buyer all of their rights and obligations under the Specified Assets, and (ii) Buyer will accept the transfer and assignment of and agree to assume, pay, perform and discharge as of the Closing all of such rights and obligations.

          (b) Prior to the Closing, the Seller and its Affiliates will (and Seller and its Affiliates, to the extent permitted under the Merger Agreement, will cause Dynegy and its Affiliates to take such actions), and Buyer its Affiliates will, in order to consummate the transactions contemplated in this Section 6.5, (i) proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain any required Consents and, if applicable, make any required Filings in connection with the assignments contemplated by Section 6.5(a), and (ii) cooperate in good faith with the applicable counterparties to the Specified Contracts and provide promptly such other information and communications to such counterparties to the Specified Contracts as such counterparties to the Specified Contracts may reasonably request in connection therewith. For the avoidance of doubt, it is specifically acknowledged and agreed that none of Seller and its Affiliates, Dynegy and its Affiliates, or Buyer and its Affiliates shall be obligated to pay, reimburse or provide, or cause any of their respective Affiliates to pay, reimburse or provide, any compensation, consideration or charge to obtain any such Consent. The Seller and its Affiliates and Buyer its Affiliates will provide prompt notification to each other when any such Consent is obtained (or refused) and will advise each other of any material communications with any counterparties to the Specified Contracts regarding any of the transactions contemplated by this Agreement.
          (c) Notwithstanding anything to the contrary in this Agreement, this Section 6.5 shall not constitute an agreement to assign or assume any obligation, claim, right or benefit arising under any Specified Asset or resulting therefrom if an attempted assignment or assumption thereof, without the Consent of a third party thereto, would constitute a breach thereof. Any transfer or assignment to Buyer by the Seller or its Affiliates of any provision of any Specified Asset that requires the Consent of any third party shall be made subject to such Consent being obtained. If such Consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect in any material respect the rights or obligations of Seller or its Affiliates thereunder such that Buyer would not in fact receive all material rights and obligations to be transferred to Buyer pursuant to Section 6.5(a) or Section 6.5(b) above, (i) each Party will execute and deliver agreements and take such other actions as requested by the other Party or any of its Affiliates in any arrangement, including an operating, services, or other back-to-back agreement if requested by either Party, reasonably designed to provide that Buyer will have all of the rights and obligations of the applicable Non-DPG Affiliate under any such Specified Asset to the extent that such rights and obligations are to be transferred to Buyer pursuant to Section 6.5(a) or Section 6.5(b) above, and (ii) where any of Seller or its Affiliates has continuing liability or exposure with respect to the obligations to be transferred to Buyer pursuant to Section 6.5(a) or Section 6.5(b) above due to any third party’s failure to release Seller as a result of such third party’s unwillingness to accept Buyer as assignee, Buyer shall indemnify Seller and its Affiliates from such continuing liability or exposure. Seller and Buyer will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Section 6.5, including such further acts and things as may be required to assist any other party hereto in complying with their respective obligations under any Specified Agreement.
          6.6 Support Obligations.
          (a) Buyer recognizes that certain of the Non-DPG Affiliates have provided credit support to certain of the Companies and with respect to certain of the Specified Assets pursuant to certain credit support obligations, all of which that are outstanding as of the date hereof are set forth on Schedule 6.6(a) (such support obligations contained in Schedule 6.6(a)are hereinafter referred to as the “Support Obligations”) provided that, Seller may supplement the obligations listed on Schedule 6.6(a) from time to time prior to Closing to include any additional Support Obligations to the Companies or with respect to any Specified Contract entered into in the ordinary course of the Business, consistent with past practice (provided further that, no such supplement shall include a Support Obligation for which written consent of the Seller is required under the Merger Agreement unless Buyer has been notified by Seller of such supplement and has consented in writing to the inclusion of such supplement).
          (b) Prior to Closing, Buyer shall use its reasonable best efforts to effect the full and unconditional release, effective as of the Closing Date, of the Non-DPG Affiliates from all Support Obligations, including by:
          (i) furnishing a letter of credit to replace each existing letter of credit that is a Support Obligation containing terms and conditions that are substantially identical to the terms and conditions of such existing letter of credit and from lending institutions that have a credit rating commensurate with or better than that of lending institutions for such existing letter of credit;
          (ii) instituting an escrow arrangement to replace each existing escrow arrangement that is a Support Obligation with terms equal to or more favorable to the counterparty thereunder than the terms of such existing escrow arrangement;
          (iii) furnishing a guaranty to replace each existing guaranty that is a Support Obligation, which replacement guaranty is issued by a Person having a net worth and credit rating at least equal to those of the issuer of such existing guaranty, and containing terms and conditions that are substantially identical to the terms and conditions of such existing guaranty;
          (iv) posting a surety or performance bond to replace each existing surety or performance bond that is a Support Obligation, which replacement surety or performance bond is issued by a Person having a net worth and credit rating at least equal to those of the issuer of such existing surety or performance bond, and containing terms and conditions that are substantially identical to the terms and conditions of such existing surety or performance bond;
          (v) replacing any other security agreement or arrangement on substantially identical terms and conditions to the existing security agreement or arrangement that is a Support Obligation; and
          (vi) providing cash or any other collateral to replace any of the foregoing.
          (c) Buyer shall use its reasonable best efforts to cause the beneficiary or beneficiaries of such Support Obligations to (i) remit any cash to Seller or one of its Affiliates, as applicable, held under any escrow arrangement that is a Support Obligation promptly following the replacement of such escrow arrangement pursuant to Section 6.6(b)(i) and (ii) terminate and redeliver to Seller or one of its Affiliates each original copy of each original guaranty, letter of credit or other instrument constituting or evidencing such Support Obligations.
          (d) If Buyer is not successful, for any reason, in obtaining the complete and unconditional release of the Non-DPG Affiliates from any Support Obligations by the Closing Date (each such Support Obligation, until such time as such Support Obligation is released in accordance with Section 6.6(d)(i), a “Continuing Support Obligation”), then:
          (i) as of the Closing, Buyer shall continue to use its reasonable best efforts to obtain promptly the full and unconditional release of the Non-DPG Affiliates from each Continuing Support Obligation;
          (ii) Buyer shall indemnify Seller and the Non-DPG Affiliates for any demand or draw upon, or withdrawal from, any Continuing Support Obligation or any cash or other collateral posted by Seller or its Affiliates in connection with or in the place of any such Continuing Support Obligation and for the carrying costs of any cash collateral not replaced by Buyer, the fronting fee costs, and any other out-of-pocket third party costs and expenses resulting from such Continuing Support Obligations; and
          (iii) Buyer shall not, and shall cause the Companies not to, effect any amendments or modifications or any other changes to the contracts or obligations to which any of the Continuing Support Obligations relate, or to otherwise take any action that could increase, extend or accelerate the liability of the Non-DPG Affiliates under any Continuing Support Obligation, without Seller’s prior written consent.
          6.7 Conduct of Business Pending the Closing.
          (a) Between the date of this Agreement and the Closing Date, Seller shall use its reasonable best efforts to cause each of the Companies to (x) operate and maintain its assets in the ordinary course of business consistent with past practices, and (y) use commercially reasonable efforts to preserve, maintain and protect its assets in material compliance with applicable Permits, Orders and Laws and the rules and regulations of any applicable independent system operator or regional transmission organization; provided that, Buyer agrees and acknowledges that Seller’s obligations under this Section 6.7, including the obligation to cause the Companies to take any actions, are expressly subject to and limited by Seller’s rights to take such action or to cause the Companies to take such action under the Merger Agreement.
          (b) Notwithstanding Section 6.7(a) or any other provision herein, Seller may cause (or consent to actions with respect to) the Companies to take commercially reasonable actions with respect to emergency situations or to comply with applicable Laws, Permits or Orders or the direction of any applicable independent system operator or regional transmission organization; provided, however, that Seller shall provide Buyer with notice of such action as soon as reasonably practicable.
          (c) Seller shall not consent to Dynegy’s request for approval to take any action, or waive Dynegy’s or its Affiliates’ failure to perform any obligation under the Merger Agreement primarily relating to the Companies, their Subsidiaries, the Business, the Stations, or the Specified Assets without Buyer’s prior written consent, not to be unreasonably withheld, delayed or conditioned. Seller shall promptly notify Buyer of any written request for approval to take any action or grant a waiver for failure take action pursuant to the Merger Agreement. Seller may not make or consent to any amendment to the Merger Agreement that would affect or is reasonably expected to affect (i) in any material respect, the Companies, their Subsidiaries, the Business, the Stations, or the Specified Assets; or (ii) the likelihood that the Merger Agreement will be terminated, in each case without Buyer’s prior written consent. Seller shall not waive any closing condition in the Merger Agreement without Buyer’s prior written approval, not to unreasonably withheld, delayed or conditioned.
          (d) Seller shall not consent to Dynegy’s request for approval to take an action under the Merger Agreement that would result in Dynegy selling or transferring all or substantially all of Dynegy’s assets to any third parties (including the transactions contemplated hereunder) prior to or as a result of the Closing.
          (e) Seller will provide Buyer with any amendments, modifications, or supplements to the Merger Agreement and all schedules, annexes and exhibits thereto.
          6.8 Termination of Affiliate Contracts; Transition Services; Transition Cooperation.
          (a) Except as contemplated by this Agreement or as set forth on Schedule 6.8(a), prior to the Closing, Seller shall, and shall cause the Non-DPG Affiliates to, take such actions as may be necessary to terminate, sever, or assign to Seller or a Non-DPG Affiliate (in each case with mutual releases) effective upon or before the Closing all Contracts and services between any of the Companies, on the one hand, and Seller or any Non-DPG Affiliate, on the other hand, including the termination or severance of insurance policies (except as otherwise provided under Section 6.11), Tax services, tax sharing or tax allocation agreements, legal services, banking services (to include the severance of any centralized clearance accounts) and power purchase agreements (collectively such Contracts, the “Terminated Contracts”). On and after the Closing, none of Buyer, the Companies or any of their Affiliates shall have any further obligations or liabilities pursuant to the Terminated Contracts and all intercompany receivables and payables shall be cancelled or paid as of the Closing.
          (b) Concurrently with the Closing, Buyer and Seller shall enter into a Transition Services Agreement on mutually agreeable terms with respect to the services (and for the duration) specified in the term sheet attached as Exhibit C (the “Transition Services Agreement”). The Parties agree to include additional administrative and information technology services to Exhibit C (but for the avoidance of doubt not plant level services) (i) reasonably requested by Buyer and that Buyer is unable to perform using its existing resources and the resources acquired in connection with the transactions contemplated hereunder and (ii) that Seller is readily able to perform using resources available to it at the time such services are to be provided; provided that such services will only be provided for a duration from Closing no greater than the duration of the most comparable service listed on Exhibit C on the date hereof. All transition services will be provided at cost (including fully-loaded costs of labor). Notwithstanding the items listed on this Exhibit C or any additional administrative or information technology services described above, Seller is not required to provide any service to the extent that such provision of services would violate any applicable Law, Order or the terms of any Contract; provided that, Seller shall use commercially reasonable efforts to obtain any consent or approval as necessary under any such Contract to provide such service (provided further, that, subject to notice and consent from Buyer, Buyer would reimburse Seller for any out-of-pocket cost or expense to secure any such consent or additional licenses, or to expand existing contractual rights, to permit Seller to provide such services).
          (c) Prior to the Closing, the Parties shall use commercially reasonable efforts to, and shall cooperate with one another to, identify any additional contracts or other assets that are necessary to the operation and maintenance of the Business, and to in good faith enter into such arrangements as reasonably acceptable to each of the Parties to transfer such assets (or rights to the same or similar assets) to Buyer or its Affiliates as of Closing.
          6.9 Employee Matters.
          (a) Continuity of Employment at Closing; Offers of Employment.
          (i) Buyer and Seller intend that there shall be continuity in the provision of services to the Companies with respect to all Business Employees, immediately before and immediately after the Closing. Buyer shall ensure that each Business Employee shall have the opportunity to continue to provide services to the Companies on and immediately after the Closing Date on such terms as comply with applicable Law, and on terms (including base salary, wage rate, bonus opportunities, titles, job responsibilities, schedule and location) no less favorable in the aggregate than those that apply to such Business Employee on the day immediately preceding the Closing Date and other employee benefits that otherwise comply with the requirements of this Section 6.9.
          (ii) Without limiting the generality of the foregoing, Buyer shall make irrevocable offers of employment prior to the Closing Date (to be effective as of the Closing Date) to each Business Employee who is not already employed by a Company, on terms and conditions that reflect the requirements of this Section 6.9. Buyer will communicate such offers of employment in accordance with applicable Law in a form reasonably acceptable to Seller, and shall deliver such offers to Business Employees not less than 10 Business Days prior to the Closing Date. Each Business Employee who accepts Buyer’s offer of employment and each employee of the Companies shall be referred to as a “Continuing Employee” for purposes of this Agreement.
          (iii) Subject to Section 6.9(e)(ii) below, Buyer shall indemnify, defend, and hold Seller and its Affiliates harmless from and against any and all liabilities, claims and obligations (including attorney’s fees and other costs of defense) arising out of or otherwise in respect of (A) any severance obligations with respect to any Business Employee, whether or not such Business Employee becomes a Continuing Employee, (B) Buyer’s failure to comply with the provisions of this Section 6.9, (C) a termination of the employment of any Continuing Employee, and any other liability whatsoever arising out of the employment relationship between Buyer or any Affiliate of Buyer and a Continuing Employee, on or after the Closing or (D) any suit or claim of violation brought against Seller or any of its Affiliates under the Worker Adjustment and Retraining Notification Act (together with any similar state or local Law or regulation, “WARN”) for any actions taken by the Companies, the Buyer or any of their Affiliates on or after the Closing with regard to any site of employment, facility, operating unit or employee affected by this Agreement.
          (b) Post-Closing Compensation and Benefits. Effective on the Closing Date, and for a period of not less than 12 months following the Closing Date, Buyer shall provide each Continuing Employee with (i) base salary and incentive compensation opportunities that are no less favorable than those provided (including equity-based opportunities) to such Continuing Employee as of the Closing Date and (ii) employee benefits (including without limitation defined benefit and defined contribution savings and retirement (and rate of company contributions thereunder), employee stock purchase, health, vision, dental, disability and life insurance benefits, as well as vacation, time off, sick and holiday pay programs) that are substantially similar in the aggregate to those provided to such Continuing Employee as of the Closing Date; provided, however, that (A) this provision is not intended to require Buyer to provide benefits under any specific type of benefit plan and (B) such compensation and benefits shall be in accordance with the applicable provisions of any collective bargaining agreement then in effect from time to time.
          (c) Seller Benefit Plans. As of the Closing Date, each Business Employee shall cease to have any right to accrue any benefits, and cease to have any right to continue as or become an active participant under any Benefit Plan other than a Company Benefit Plan, or any other incentive, compensation and benefits arrangements that are sponsored, entered into, contributed to or maintained by Seller or any of its Affiliates (excluding the Companies) (“Seller Benefit Plans”), except to the extent of any claim incurred prior to Closing Date under any group medical, dental, prescription drug or vision care benefits under any Seller Benefit Plans or to the extent such benefits continue to be available, by their express terms, through the end of the calendar month in which the Closing Date occurs (all such post-closing claims, “IBNR”). Subject to the limitations set forth in Section 6.9(h), Buyer shall reimburse Seller for any IBNR actually paid by Seller or any Seller Benefit Plan. Seller and Buyer hereby agree that any Continuing Employee who (i) as of the Closing is receiving or entitled to receive short-term disability benefits and who subsequently becomes eligible to receive long-term disability benefits or (ii) as of the Closing is receiving or entitled to receive long-term disability benefits, shall become eligible or continue to be eligible, as applicable, to receive long-term disability benefits under a Seller Benefit Plan that is a long-term disability plan unless and until such employee is no longer disabled (subject to the terms of the applicable plan); provided that Buyer shall reimburse Seller for all out-of-pocket costs associated with such continued provision of benefits after the Closing. As of the Closing Date, Buyer shall be responsible for all obligations and liabilities, whether incurred before, on or after the Closing Date, under all Company Benefit Plans and any other annual incentive, compensation and benefits arrangements that are sponsored, entered into or maintained by the Companies, and no obligations or liabilities under any Company Benefit Plans shall be retained by Seller or any of its Affiliates, including, for the avoidance of doubt, under any Benefit Plan that provides for severance, termination pay and similar compensation and benefits.

          (d) Annual Cash Incentive. Without limiting the generality of the provisions of Section 6.9(b) but subject to the limitations set forth in Section 6.9(h), for all Continuing Employees who continue employment with the Buyer or its Affiliates (including the Companies) through the earlier of (i) March 15 of the calendar year after the calendar year in which the Closing Date occurs and (ii) the date on which Denali Parent Inc. otherwise pays its annual bonuses and incentive payments to similarly situated employees (the “Next Bonus Payment Date”), bonuses and incentive payments shall be paid to such Continuing Employees on the Next Bonus Payment Date in accordance with the bonus and incentive plans or programs of Dynegy and its Affiliates, but in no event in an amount less than the target amount that would have been earned by such Continuing Employees under such bonus and incentive plans and programs as in existence immediately prior to the Closing.
          (e) Severance.
          (i) Without limiting the generality of the provisions of Section 6.9(b), as of the Closing Date, Buyer shall provide severance pay and benefits to each Continuing Employee whose employment terminates or is terminated on or during the 12 month period (or 24 month period with respect to those Business Employees who are covered under the Dynegy, Inc. Executive Change in Control Severance Plan (the “Executive CIC Plan”)), as applicable, following the Closing which are no less favorable than those described in the severance Benefit Plan set forth on Schedule 6.9(e) (the “Applicable Severance Plans”) applicable to such Continuing Employee immediately prior to the Closing (taking into account increases in compensation and service through the date of such termination); provided, however, that a Business Employee’s eligibility for severance benefits shall be determined using the same requirements for eligibility set forth in the Applicable Severance Plan as of the Closing. As a condition of any such severance benefits, Buyer shall require that affected employees execute (and not revoke) a general release of all claims against Seller, Buyer and their respective Affiliates. Buyer and Seller agree that in the event an independent plan administrator of any Applicable Severance Plan or a court of competent jurisdiction based on a claim initiated by a Business Employee for a denial of benefits or otherwise under the Applicable Severance Plan, determines that any Business Employee is entitled to any severance or termination benefits under the Applicable Severance Plan due solely to the transactions contemplated by this Agreement (including the actions taken by Dynegy as set forth in Section 6.9(f) of the Merger Agreement), any payments made to the applicable Business Employee pursuant to such determination shall be the sole severance benefit due such Business Employee by Seller, Buyer, the Companies or their Affiliates.
          (ii) Buyer and Seller agree that the transaction and related transactions contemplated pursuant to this Agreement (including the transfer of any Business Employees to the Companies prior to the Closing Date and the Amendment of the Applicable Severance Plan under the Merger Agreement), shall not constitute events that would entitle any Business Employee to any severance or similar benefits under any Applicable Severance Plan. In furtherance of the foregoing, Seller shall not (nor shall Seller allow any plan administrator of the Applicable Severance Plans that is under its control) determine any Business Employee is entitled to any severance or termination benefits under the Applicable Severance Plan unless and until such employee’s employment with the applicable Company has been terminated after the Closing (unless ordered to do otherwise by a court of competent jurisdiction based on a claim initiated by a Business Employee for a denial of benefits or otherwise under the Applicable Severance Plan); provided, however, for avoidance of doubt:
1.	Seller shall indemnify, defend, and hold Buyer, the Companies and their Affiliates harmless from and against any and all liabilities, claims and obligations (including attorney’s fees and other costs of defense) arising out of or otherwise in respect of any severance obligations with respect to any Business Employee under any Applicable Severance Plan solely triggered by: Seller’s failure to meet the requirements of this Section 6.9(e)(ii) unless the employment of the applicable Business Employee is subsequently terminated after the Closing by Buyer or its Affiliates under circumstances that would have required Buyer or its Affiliates to pay severance or similar benefits under the Applicable Severance Plan; and

2.	Seller shall be solely liable for, and shall indemnify Buyer for, any and all liabilities, claims and obligations (including attorney’s fees and other costs of defense) arising out of or otherwise in respect of any severance obligations with respect to any Business Employee under any Applicable Severance Plan triggered by Dynegy’s failure to fully comply with Section 6.9(f) of the Merger Agreement unless the employment of the applicable Business Employee is subsequently terminated by Buyer or its Affiliates after the Closing under circumstances that would have required Buyer or its Affiliates to pay severance or similar benefits under the Applicable Severance Plan (in which case Buyer shall bear 100% of such costs).

3.	Notwithstanding the foregoing, Seller and Buyer shall jointly share liability, on a 50/50 basis, for, any and all liabilities, claims and obligations (including attorney’s fees and other costs of defense) arising out of or otherwise in respect of any severance obligations with respect to any Business Employee under any the Executive CIC Plan triggered by Dynegy’s failure to amend the Executive CIC Plan as described in Section 6.9(f) because Seller concludes such amendment violates the terms of the Executive CIC Plan, unless the employment of the applicable Business Employee is subsequently terminated by Buyer or its Affiliates after the Closing under circumstances that would have required Buyer or its Affiliates to pay severance or similar benefits under the Applicable Severance Plan (in which case Buyer shall bear 100% of such costs).
          Seller and Buyer shall cooperate in good faith to mitigate all potential severance or termination payments and benefits described in this Section 6.9(e)(ii).
          (f) Service Credit. With respect to any incentive, compensation or employee benefit arrangements as may be maintained for Continuing Employees from time to time following the Closing by Buyer or any of its Affiliates (including without limitation plans or policies providing severance benefits, vacation entitlement, and sick pay), service by such Continuing Employees performed for Dynegy, the Companies, or any of their Affiliates (or a predecessor to either such entity’s business or assets) shall be treated as service with Buyer and its Affiliates, for purposes of determining eligibility to participate, vesting and benefit accruals (other than with respect to any defined benefit plan) to the same extent such service was recognized under a comparable Seller Benefit Plan as of the Closing Date; provided, however, that such service need not be recognized to the extent that such recognition would result in a duplication of benefits.
          (g) Medical and Welfare Plan Obligations.
          (i) Buyer agrees to waive any waiting periods or limitations for preexisting conditions for each Continuing Employee under the welfare benefit programs of Buyer (other than any disability programs) made available to such Continuing

Employee on or following the Closing Date, to the same extent such periods or limitations would have been or were waived under a Seller Benefit Plan for the same purpose under the comparable type of welfare benefit program in which such Continuing Employee was participating or eligible to participate immediately prior to the Closing Date. Buyer further agrees to credit each Continuing Employee for amounts paid by such Continuing Employee under the welfare benefit program in which such Continuing Employee was participating immediately prior to the Closing Date towards satisfaction of the applicable deductibles and out-of-pocket limits under the comparable type of welfare benefit program of Buyer or its Affiliates in which such Continuing Employee first participates on or after the Closing Date, to the same extent such credit was given under the applicable Seller benefit plan that is a welfare benefit program, and in each case in respect of the plan year in which occurs the Closing Date.
          (ii) Buyer also shall honor all vacation, personal and sick days accrued by such Continuing Employees under the plans, policies, programs and arrangements of the Companies, Seller or its Affiliates (or a predecessor to either such entity’s business or assets) immediately prior to the Closing Date, but only to the extent required under Section 6.9(h).
          (iii) Seller shall retain all liabilities to provide retiree medical benefits to the Continuing Employees under the Benefit Plans that provide for retiree medical benefits (the “Seller Retiree Plans”) to the extent such Continuing Employees meet the eligibility requirements to receive benefits under such plans as of the Closing.
          (iv) Buyer shall provide continuation health care coverage to Continuing Employees and their qualified beneficiaries who incur a qualifying event, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and any similar state or local Law (“COBRA”) after the Closing.
          (h) The following shall be “Excluded Liabilities:” (a) all of Seller’s obligations under any Seller Benefit Plan that is a “pension plan” (as such term is defined in Section 3(2) of ERISA), regardless of whether such pension plan is intended to be qualified under Section 401(a) of the Code and (b) the amount by which the following amounts exceed $3,000,000 in the aggregate, (x) any amount that the Companies are required to pay to Continuing Employees as annual bonuses and incentive payments pursuant to Section 6.9(d), (y) the amount of all accrued vacation, personal and sick days or paid time off as set forth in Section 6.9(g)(ii) for the Continuing Employees, measured as of the Closing and (z) IBNR, but only to the extent such IBNR are actually paid by the Companies (as opposed to being paid by Seller or its Affiliates or the Seller Benefit Plans).
          (i) Facility Closings; Employee Layoffs. Provided that on or before the Closing Seller has supplied Buyer with a list of Business Employee terminations, by date and location, implemented by Seller in the 90-day period prior to Closing, Buyer shall indemnify and hold Seller harmless from any Liabilities under the WARN Act arising, in whole or in part, from Buyer’s actions or omissions occurring on or after the Closing. Seller shall indemnify and hold Buyer harmless from any Liabilities under the WARN Act arising solely as a result of Seller’s acts or omissions occurring prior to the Closing, provided, however, that such indemnity shall not be effective with regard to any errors in such list as supplied to Seller by Dynegy under the terms of the Merger Agreement.
          (j) Collective Bargaining Agreements. Buyer hereby acknowledges and recognizes that, as of the Closing Date, contractual obligations with the union representing bargaining unit employees of the Companies will continue, including all contractual obligations under (i) the Agreement between the International Brotherhood of Electrical Workers Local 1245 and Dynegy Inc., August 7, 2007 through August 6, 2010 (the “CBA”) and (ii) the Agreement by and between Dynegy West Generation, Inc. and Local Union 1245 of the International Brotherhood of Electrical Workers AFL — CIO, effective July 21, 2010, regarding the extension of the CBA (subject to future bargaining between the union and the Companies or the Companies’ Affiliates).
          (k) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Benefit Plan, (ii) give any third party (including any employee or dependent or beneficiary of any employee or trustee) any right to enforce the provisions of this Section 6.9(a) or (iii) obligate Buyer, Seller or their respective Affiliates to retain the employment of any particular employee for any period of time or to maintain any particular Benefit Plan or benefit, except to the extent otherwise required by Section 6.9(d) with respect to the bonuses and incentive payments.
          6.10 Seller Marks. As soon as reasonably practicable, but in no event more than ninety (90) days after the Closing Date, Buyer shall, and shall cause its Affiliates, including the Companies, to: (i) cease using any names, marks, trade names, trademarks and corporate symbols and logos incorporating “Dynegy”, including those listed in Schedule 6.10 and any word or expression similar thereto or constituting an abbreviation or extension thereof (collectively and together with all other names, marks, trade names, trademarks and corporate symbols and logos owned by Seller or any of its Affiliates, the “Seller Marks”); and (ii) remove from the Stations (and other assets of the Companies) and any Specified Assets any and all Seller Marks and amend the relevant organizational documents of the Companies to change the names of the Companies to names that do not include any Seller Mark or any name or term confusingly similar to any Seller Mark. Thereafter, Buyer shall not use any Seller Mark or any name or term confusingly similar to any Seller Mark in connection with the sale of any products or services, in the corporate or doing business name of any of its Affiliates or otherwise in the conduct of its or any of its Affiliates’ businesses or operations. In the event that Buyer breaches this Section 6.10, Seller shall be entitled to specific performance of this Section 6.10 and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.
          6.11 Insurance. The Seller will cause Dynegy or the Companies or their Affiliates to keep insurance policies currently maintained with respect to any member of the Companies, any of their businesses, assets and current or former employees, as the case may be, or suitable replacements therefor, in full force and effect through the Closing; provided that, Buyer agrees and acknowledges that Seller’s obligations under this Section 6.11 to cause Dynegy or the Companies or their Affiliates to maintain insurance are expressly subject to and limited by Seller’s rights to require Dynegy to maintain insurance policies in full force and effect in accordance with and subject to the terms and conditions of the interim operating covenants of

Dynegy under the Merger Agreement. To the extent that after the Closing any Party hereto requires any information regarding claim data, payroll or other information in order to make one or more filings with insurance carriers or self insurance regulators from another party hereto, the Party to whom the request is made will promptly supply such information. In the event that any of Seller, the Companies, or Non-DPG Affiliates (with respect to Specified Assets) incur losses which are covered by such insurance policies, Seller shall promptly notify Buyer in writing, and upon Buyer’s direction at Buyer’s sole cost and expense, cooperate with Buyer in pursuing any claim with the relevant insurance carrier. Seller shall assign or cause to be assigned the insurance proceeds therefrom to Buyer at Closing or if received after the Closing Date, promptly upon receipt of such payment; provided that, notwithstanding the foregoing, in the event of a Casco Bay Loss, any insurance claim related thereto shall be retained by Seller or its Affiliates, along with any related insurance proceeds therefrom.
          6.12 Exclusivity. During the period commencing on the date hereof and continuing until the earliest to occur of (i) two hundred and seventy (270) days from the date of this Agreement, (ii) the consummation of an acquisition of the Companies by a third party, directly or indirectly (either as part of an acquisition of Dynegy, merger, consolidation, stock or asset purchase or sale, or otherwise) (an “Alternative Transaction”), and (iii) ninety (90) days after the shareholder vote on the Merger Agreement, each of the Seller and Buyer shall not (and shall cause their respective Representatives not to) directly or indirectly (i) solicit, initiate, intentionally encourage or take any other action designed to solicit an Alternative Transaction, (ii) enter into negotiations with respect to, or execute, any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction or (iii) furnish non-public information to any Person or entity with respect to an Alternative Transaction, except for (a) actions in connection with the Merger Agreement, (b) actions by Seller, its Affiliates or their Representatives with any lenders or other counterparties who might provide asset sale bridge financing secured by, or hedges relating to, some or all of the Companies or Business, and (c) actions by Buyer, its Affiliates or their Representatives, advisors, lenders and rating agencies in connection with this Agreement.
          6.13 Resignation of Officers and Directors. By Closing, Seller shall obtain the resignations or removal of the officers (except to the extent such officers are Continuing Employees) and directors of the Companies and their Subsidiaries.
          6.14 Indemnity for Excluded Liabilities. Seller shall indemnify, defend, and hold harmless the Buyer, its Affiliates, and its and their Representatives from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including reasonable attorney’s fees and expenses in connection therewith) attributable to the Excluded Liabilities.
          6.15 Indemnity for Assumed Liabilities and Station Liabilities. Buyer shall indemnify, defend and hold harmless the Seller, its Affiliates, and its and their Representatives from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including reasonable attorney’s fees and expenses in connection therewith) attributable to the Assumed Liabilities or any Liabilities primarily related to the ownership, maintenance or operation of the Stations, whether residing within or outside of the Companies, provided, that for the avoidance of doubt, Buyer shall not be required to indemnify Seller for any Excluded Liabilities listed on Schedule 1.1(46).
          6.16 Defense of Claims.
          (a) If any Indemnitee receives notice of the assertion of any Indemnifiable Loss or of the commencement of any suit, action or proceeding made or brought by any Person who is not an Indemnitee (a “Third-Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party prompt written notice thereof, but in no event later than twenty (20) Business Days after the Indemnitee’s receipt of notice of such Third-Party Claim; provided the failure to do so shall not relieve the Indemnifying Party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall describe the nature of the Third-Party Claim in reasonable detail and shall indicate (in each case, to the extent known) (i) the bases of the claim for indemnification, (ii) the amount or the method of computation of the amount of the Indemnifiable Loss that has been or may be incurred by the Indemnitee and (iii) a reference to the provision or provisions in this Agreement upon which such claim is based. Within ten (10) Business Days after receiving such notice, the Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third-Party Claim at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel.
          (b) Pursuant to the notice requirement in the final sentence of Section 6.16(a), in the case of a claim by a Buyer’s Indemnitee, Seller, and in the case of a claim by a Seller’s Indemnitee, the Buyer, shall be entitled to direct the defense against a Third-Party Claim for which indemnification is sought hereunder, with counsel selected by it and reasonably acceptable to the other, provided that (i) the Buyer or Seller (as applicable) is conducting a good faith defense, (ii) the Buyer (in the case of a claim by a Seller’s Indemnitee), or Seller (in the case of a claim by a Buyer’s Indemnitee), has irrevocably acknowledged in writing its obligation to provide indemnification for such claim and (iii) the only relief sought by such Third-Party Claim is monetary (rather than equitable) in nature, and provided, further, that such party directing the defense shall not compromise or settle it without receiving a release of the indemnified parties and the indemnified parties not becoming subject to non-monetary penalties, obligations or restrictions as a result thereof; in all other events, the indemnified parties (acting through the Buyer, in the case of a Buyer’s Indemnitee, or through Seller, in the case of a Seller’s Indemnitee) shall have the exclusive right to direct the defense against such Third-Party Claim (at the expense of the Indemnifying Party), with counsel selected by it and reasonably acceptable to the Indemnifying Party, provided, that the indemnified parties shall not compromise or settle such Third-Party Claim without receiving a release of the Indemnifying Party and the Indemnifying Party not becoming subject to non-monetary penalties, obligations or restrictions as a result thereof. Parties who are not directing the defense shall at all times have the right to participate in the defense of a Third-Party Claim in reasonable respects and at their own expense directly or through counsel of their choosing that is reasonably acceptable to the party directing the defense; provided that if the named parties to the action or proceeding include both the Indemnifying Party and one or more indemnified parties, the Indemnifying Party is directing the defense, and an indemnified party is advised by counsel in writing that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified parties may engage one separate counsel to represent them at the expense of the Indemnifying Party.
          (c) If no such notice of intent to dispute and defend a Third-Party Claim is given by the Buyer or Seller (whichever is authorized to act on behalf of the Indemnifying Party in accordance with the immediately preceding paragraph), or if such good faith defense is not being, or ceases to be, conducted by the Buyer or Seller (as applicable), the other shall have the right, on behalf of the indemnified parties and at the expense of the Indemnifying Party, to undertake the defense of such claim (with counsel selected by it and reasonably acceptable to the Indemnifying Party) and to compromise or settle it (at the Indemnifying Party’s expense), subject to receipt of a release of the Indemnifying Party and the Indemnifying Party not becoming subject to non-monetary penalties, obligations or restrictions as a result thereof. If the Third-Party Claim is one that by its nature cannot be defended solely by the party directing the defense, then the other party hereto shall make available such information and assistance (including without limitation its officers, employees and agents) as the party directing the defense may reasonably request and shall cooperate with such party directing the defense in such defense (at the expense of the Indemnifying Party).
          (d) Any Indemnitee shall use commercially reasonable efforts to mitigate all losses, damages and the like relating to a claim under the indemnification provisions in Sections 6.5(c),6.6(d)(ii), 6.9(a)(iii), 6.9(e), 6.9(i), 6.14 and 6.15, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. For purposes of this Section 6.16(d) , the Indemnitee’s commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Indemnifiable Loss for which indemnification would otherwise be due, and, in addition to its other obligations hereunder, provided that the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee’s reasonable costs and expenses incurred in undertaking such mitigation, reduction or elimination.
          (e) For the avoidance of doubt, any indemnification relating to Taxes shall be governed by Article VIII and not this Article VI.
ARTICLE VII
CONDITIONS
          7.1 Conditions to Obligation of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Buyer) at or prior to the Closing of the following conditions:
          (a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;
          (b) No Order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the transactions contemplated hereby shall have been issued and remain in effect and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby;
          (c) The Consents set forth (i) in the case of the Buyer’s Required Regulatory Approvals on Schedule 5.3(b) and (ii) in the case of Seller’s Required Regulatory Approvals on Schedule 3.3(b), shall have been duly obtained by Final Order, and all terminations or expirations of applicable waiting periods (if any) imposed by any Governmental Authority with respect to the transactions contemplated hereby (including under the HSR Act) shall have occurred;
          (d) Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller at or prior to the Closing;
          (e) (i) The representations and warranties of the Seller set forth in Article III of this Agreement shall be true and correct in all respects (except with respect to representations and warranties in Section 3.1(a), for such inaccuracies as are de minimis relative to Section 3.1(a) as a whole); and (ii) the representations and warranties of the Seller set forth in Article IV of this Agreement (x) that are qualified by reference to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (y) that are not qualified by reference to materiality or Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except with respect to representations and warranties in Section 4.1(a), for such inaccuracies as are de minimis relative to Section 4.1(a) as a whole.
          (f) Between the date hereof and the Closing Date, no Material Adverse Effect shall have occurred and be continuing (but only to the extent such Material Adverse Effect would permit Seller and its Affiliates not to consummate the transactions contemplated by the Merger Agreement);
          (g) There shall not have occurred a Moss Landing Loss;
          (h) Seller shall have delivered or shall stand ready to deliver all of items required to be delivered by Seller hereunder, including pursuant to Section 2.4;
          (i) The Merger Agreement Closing shall occur simultaneously with the Closing on the Closing Date.
          (j) Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 7.1(d) (e), (f) and (g) have been satisfied.
          7.2 Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Seller) at or prior to the Closing of the following conditions:
          (a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;
          (b) No Order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby;
          (c) The Consents set forth (i) in the case of the Buyer’s Required Regulatory Approvals on Schedule 5.3(b) and (ii) in the case of Seller’s Required Regulatory Approvals on Schedule 4.3(b), shall have been duly obtained by Final Order, and all terminations or expirations of applicable waiting periods (if any) imposed by any Governmental Authority with respect to the transactions contemplated hereby (including under the HSR Act) shall have occurred;
          (d) Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer at or prior to the Closing;
          (e) (i) The representations and warranties of the Buyer set forth in this Agreement other than those referenced in clause (ii) below shall be true and correct in all respects (except with respect to representations and warranties in Section 5.1, for such inaccuracies as are de minimis relative to Section 5.1 as a whole) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall, subject to the qualifications below, be true and correct as of such earlier date); and (ii) the representations and warranties set forth in Sections 4.4 and 4.6 shall be true and correct in all material respects;
          (f) Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(d) and (e) have been satisfied;
          (g) Buyer shall have delivered or shall stand ready to deliver all of items required to be delivered by Buyer hereunder, including pursuant to Section 2.5; and
          (h) The Merger Closing shall occur simultaneously with the Closing on the Closing Date.
ARTICLE VIII
TAX MATTERS
          8.1 Tax Indemnification.

          (a) The Seller shall indemnify, defend and hold harmless the Buyer and its Representatives (each, a “Buyer’s Tax Indemnitee” ) and its Affiliates from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including reasonable attorneys’ fees and expenses in connection therewith) attributable to (i) any Taxes of the Companies with respect to any taxable period that ends on or prior to the Closing Date (a “Pre-Closing Tax Period”) and with respect to any taxable period that begins before and ends after the Closing Date (a “Straddle Period”), for the portion thereof ending on the Closing Date; and (ii) any breach of any representation or warranty contained in Section 4.6 (each, a “ Tax Indemnifiable Loss”). The indemnification for Taxes provided pursuant to this Section 8.1(a) shall not cover any Tax liabilities resulting from any action taken on the Closing Date after the Closing by the Buyer (other than the transactions contemplated hereunder), any of its Affiliates, or any transferee of the Buyer or its Affiliates.
          (b) Notwithstanding any provision in this Agreement to the contrary, the obligations of the Seller to indemnify and hold harmless the Buyer’s Tax Indemnitees pursuant to Section 8.1(a)(i) shall terminate at the close of business on the 30th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).
          8.2 Straddle Period. In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:
          (a) In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and
          (b) In the case of Taxes not described in Section 8.2(a) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.
          8.3 Responsibility for Filing Tax Returns.
          (a) Seller shall prepare or cause to be prepared, and file or cause to be filed (in a manner consistent with past practices) with the appropriate Governmental Authorities all Tax Returns in respect of the Companies that are required to be filed in respect of a Pre-Closing Tax Period, and shall pay all Taxes due with respect to such Tax Returns.
          (b) Buyer shall prepare or cause to be prepared and file or cause to be filed when due all other Tax Returns with respect to the Companies and shall remit any Taxes due in respect of such Tax Returns; provided that any such Tax Return in respect of a Straddle Period (a “Straddle Period Tax Return”) shall be prepared in a manner consistent with past practice; provided further, that Seller shall prepare or cause to be prepared and file or cause to be filed any such Straddle Period Tax Return that is required to be filed within thirty (30) days of the Closing Date and shall remit any Taxes due in respect of such Tax Returns. With respect to each Straddle Period Tax Return to be filed by the Buyer, Buyer shall deliver a copy of such Straddle Period Tax Return at least thirty (30) days prior to the due date for filing such Straddle Period Tax Return (including valid extensions) together with a statement setting forth the amount of Tax allocated to the Seller pursuant to Section 8.2 in respect of such Straddle Period Tax Return. Seller shall have the right to review such Straddle Period Tax Return and such allocation and, within 10 days after the date of receipt by Seller of such Straddle Period Tax Return and allocation, to request in writing any reasonable changes to such Straddle Period Tax Return. Seller and Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Straddle Period Tax Return and allocation. In the even the Parties are unable to resolve any dispute within ten (10) days after Buyer has received Seller’s written request for changes, then any disputed issues shall be immediately submitted to the Independent Accounting Firm to resolve in a final binding matter prior to the due date for such Straddle Period Tax Return. The fees and expenses of the Independent Accounting Firm shall be shared equally between Seller and Buyer. Each of Buyer and Seller shall reimburse the other party no later than ten (10) Business Days following the due date for any Straddle Period Tax Return (taking into account any valid extensions thereof) to be filed by the other party for any Taxes due in respect of such Straddle Period Tax Return for which such first party is responsible pursuant to this Agreement.
          8.4 Tax Proceedings.
          (a) If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to a Buyer’s Tax Indemnitee pursuant to Section 8.1, then the Buyer shall give notice to the Seller in writing of such claim and of any counterclaim the Buyer proposes to assert.
          (b) Seller, at its own expense, shall control the conduct of all audits, contests, claims for refunds or other administrative or judicial proceedings (a “Tax Proceeding”) in respect of Taxes for which Seller is solely responsible pursuant to this Agreement and may make all decisions taken in connection with such Tax Proceeding (including selection of counsel). Buyer shall have the right to participate in such Tax Proceeding at its own expense. Notwithstanding the foregoing, Seller shall not settle such Tax Proceeding without the prior written consent of Buyer, which consent shall not be unreasonably withheld, if such Tax Proceeding could have a material adverse impact on the Taxes of the Buyer or any of its Affiliates.
          (c) The Seller and Buyer shall jointly control and participate in all Tax Proceedings in respect of Taxes for which both Seller and Buyer are responsible pursuant to this Agreement and shall bear their own respective costs and expenses. Neither the Seller nor Buyer shall settle any such Tax Proceeding without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.
          (d) Buyer shall control all other Tax Proceedings in respect of Taxes relating to the Companies.

          8.5 Cooperation. Seller, the Companies and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes, audits, claims for refunds or reimbursement claims with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Proceeding.
          8.6 Purchase Price Adjustment. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.
          8.7 Transfer Taxes. All transfer, sales and similar Taxes (“Transfer Taxes”) incurred in connection with this Agreement and the Additional Agreements, and the transactions contemplated hereby and thereby, and the costs for preparation and filing of any Tax Returns with respect to Transfer Taxes up to the first $1.3 million in Transfer Taxes shall be borne by Buyer and thereafter any additional Transfer Taxes shall be borne by Seller (and, to the extent paid by a Party, the other Party shall reimburse such Party upon request). Buyer shall prepare and file, to the extent required by, or permissible under, applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Seller shall join in the execution of all such Tax Returns and other documentation; provided, however, that prior to the Closing Date, to the extent applicable, Buyer shall provide to Seller appropriate certificates of Tax exemption from each applicable Governmental Authority.
          8.8 Refunds. The amount or economic benefit of any refunds, reimbursements, credits or offsets of Taxes for which Seller is responsible pursuant to this Agreement, shall be for the account of Seller. Buyer agrees to use its reasonable best efforts to promptly obtain any such refund, reimbursement, credit or offset of Taxes. Buyer shall forward, and shall cause its Affiliates to forward, to the Seller the amount or economic benefit of any such refund, credit or offset, net of any Taxes imposed on Buyer or its Affiliates with respect thereto, within ten days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be.
          8.9 Characterization of Transactions. The Buyer and Seller agree to treat the transactions contemplated by this Agreement as a sale of assets for U.S. federal income tax purposes (which assets include the equity interests owned by the Companies in Morro Bay Mutual Water Company and Moss Landing Mutual Water Company) and neither party shall take a position inconsistent with such treatment on any Tax Return.
          8.10 Exclusivity. Notwithstanding any other provision of this Agreement, any matter related to Taxes shall be governed solely by this Article VIII.

ARTICLE IX
TERMINATION
          9.1 Termination.
          (a) This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Parties.
          (b) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, upon written notice to the other Party, (i) at any time prior to the Closing if any court of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Closing, and such Order shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall have used its commercially reasonable efforts to seek relief from such Order; (ii) at any time prior to the Closing if any Law shall have been enacted or issued by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement; or (iii) if the Closing shall not have occurred or is not reasonably likely to occur within six (6) months after the date of this Agreement (the “Outside Date”) (provided, that (x) if on the Outside Date all the Consents required in order to satisfy the conditions set forth in Section 7.1(c) or Section 7.2(c) have not been obtained and such Consents are being diligently pursued by the appropriate Party, and all of the other conditions to Closing contained in Article VII have been fulfilled or are capable of being fulfilled, then, at the option of either Buyer or Seller (which shall be exercised by written notice on or before the Outside Date), the Outside Date shall be extended to nine (9) months after the date of this Agreement, and (y) in all events, if at any time the Outside Date is a date that is before the “Termination Date” (as defined in the Merger Agreement), then the Outside Date shall automatically be extended to be the same date as such “Termination Date”); provided, however, that the right to so terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any Party whose breach of this Agreement has caused, or resulted in, the failure of the Closing to occur on or before such date.
          (c) This Agreement may be terminated by Buyer, upon written notice to Seller at any time prior to Closing, if there has been a material breach by Seller of any covenant, agreement, representation or warranty contained in this Agreement, which breach has had a Material Adverse Effect and such breach is not cured by the earlier of the Closing Date or the date that is thirty (30) days after receipt by Seller of notice specifying in reasonable detail the nature of such breach, unless Buyer shall have previously waived such breach.
          (d) This Agreement may be terminated by Seller, upon written notice to Buyer at any time prior to Closing, if there has been a material breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement, which breach has had a Buyer Material Adverse Effect, and such breach is not cured by the earlier of the Closing Date or the date that is thirty (30) days after receipt by Buyer of notice specifying in reasonable detail the nature of such breach, unless Seller shall have previously waived such breach.
          (e) This Agreement may be terminated by Seller, upon written notice to Buyer at any time prior to Closing, if the Merger Agreement has been terminated for any reason.

          9.2 Effect of Termination.
          (a) Upon termination of this Agreement prior to the Closing in accordance with and pursuant to Section 9.1, this Agreement shall be of no further force or effect (except that the provisions set forth in Section 6.1(b), Section 6.2, this Section 9.2 and Article X, excluding Sections 10.4 and 10.5 shall remain in full force and effect in accordance with their respective terms), and no Party shall have any further Liability under this Agreement.
          (b) If this Agreement is terminated pursuant to Section 9.1(e) and thereafter Seller or any of its Affiliates receives the “Termination Fee” as defined in the Merger Agreement, then, Seller shall pay to Buyer a proportionate share of the Termination Fee based upon the relative Total Enterprise Value of the transactions contemplated under the Merger Agreement transaction, as compared to the Total Enterprise Value of the transactions contemplated under this Agreement. In addition, so long as Seller is entitled to a reimbursement of its expenses in addition to the “Termination Fee” under the Merger Agreement, then Seller shall notify Buyer in writing and thereafter promptly reimburse Buyer, in addition to the portion of the Termination Fee payable above, for its reasonable out-of-pocket costs, fees and expenses incurred by Buyer or its Affiliates in connection with the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including reasonable fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by Buyer or its Affiliates in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (such fees, costs and expenses, the “Reimbursable Expenses”); provided, that Buyer shall present reasonable supporting documentation with respect to all Reimbursable Expenses for which it desires reimbursement and provided, further, that in no event shall Seller be required to pay Reimbursable Expenses in an amount greater than $2,000,000 in the aggregate and in no event in an amount greater to the amount of the payment to Seller for reimbursement of its expenses; provided further, that if Buyer or any of its Affiliates purchases any of the Interests (or all or substantially all of the assets associated with any of the Stations) from any Person within eighteen (18) months following the termination of this Agreement, Buyer shall within five (5) Business Days of the closing of such transaction: (i) reimburse Seller the full amount of the Termination Fee and the Reimbursable Expenses and, (ii)pay Seller an additional amount equal to the amount of two percent (2%) of the Total Enterprise Value of the assets and liabilities acquired by Buyer or its Affiliates in such transaction or series of transactions (the “Advisory Fee”).
ARTICLE X
MISCELLANEOUS PROVISIONS
          10.1 Amendment and Modification. This Agreement may be amended, supplemented or otherwise modified only by written agreement entered into by both Parties; provided, however, that this Agreement may not be amended, supplemented or otherwise modified by the Parties in a manner adverse to Dynegy as a third party beneficiary in any material respect, including any amendment, supplement or modification that would prevent, impair or materially delay the consummation of the transactions contemplated hereby, without Dynegy’s prior written consent.
          10.2 Expenses. Except to the extent provided herein, whether or not the transactions contemplated hereby are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs, fees and expenses.
          10.3 Waiver of Compliance; Consents. To the extent permitted by applicable Law, any failure of any of the Parties to comply with any representation, warranty, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith or of any other provision set forth herein; provided, however, that no such waiver shall be effective without Dynegy’s prior written consent if such waiver would be adverse to Dynegy as a third party beneficiary in any material respect, including any such waiver that would prevent, impair or materially delay the consummation of the transactions contemplated hereby.
          10.4 Survival. The covenants and agreements of the Parties contained in this Agreement which by their terms survive the Closing Date shall survive indefinitely until performed in accordance with this Agreement. The representations and warranties in this Agreement shall survive the Closing until the first anniversary of the Closing Date except that,
          (a) the representations and warranties in Sections 3.2 and 5.2(Authority), Section 4.4 (Title to Interests), Section 4.5 (Title to Specified Assets) and Sections 3.4 and 5.5 (Brokers; Finders), shall survive indefinitely;
          (b) the representations and warranties in Section 4.6 (Taxes) shall survive the applicable statute of limitations period, plus thirty (30) days; and
          (c) the representations and warranties of Seller in Article IV(other than those specified in Sections 10.4(a) or (b)) shall not survive the Closing.
          10.5 Disclaimers, As-Is Sale; Release.
          (a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES, COVENANTS AND AGREEMENTS EXPRESSLY SET FORTH HEREIN, THE INTERESTS ARE SOLD “AS IS, WHERE IS”, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO SELLER OR ITS AFFILIATES, THE INTERESTS, THE BUSINESS, THE COMPANIES OR THE ASSIGNED AGREEMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT. SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES REGARDING LIABILITIES, OWNERSHIP, LEASE, MAINTENANCE OR OPERATION OF THE BUSINESS, THE TITLE, CONDITION, VALUE OR QUALITY OF THE BUSINESS, THE INTERESTS OR THE ASSIGNED AGREEMENTS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE

BUSINESS; AND SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE BUSINESS, THE INTERESTS OR THE ASSIGNED AGREEMENTS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL LAWS OR ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL AUTHORITY, INCLUDING ANY OF THE FOREGOING RELATING TO ENVIRONMENTAL LAWS. SELLER FURTHER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR OTHER SUBSTANCES OR MATERIALS THAT COULD RESULT IN LIABILITY OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER OR RELATING TO ENVIRONMENTAL LAWS WITH RESPECT TO THE BUSINESS OR THE ASSIGNED AGREEMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND REGARDING THE CONDITION OF THE BUSINESS OR THE SUITABILITY OF THE BUSINESS FOR OPERATION AS A POWER PLANT OR OTHERWISE, AND NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED, OR COMMUNICATIONS MADE, BY SELLER OR ITS REPRESENTATIVES, INCLUDING ANY BROKER OR INVESTMENT BANKER, SHALL CONSTITUTE OR CREATE ANY SUCH REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE BUSINESS.
          (b) Except for the obligations of Seller under this Agreement, for and in consideration of the transfer of the Interests, effective as of the Closing Date, Buyer hereby absolutely and unconditionally releases, acquits and forever discharges, and shall cause each of its Affiliates (including the Companies) to absolutely and unconditionally release, acquit and forever discharge, Seller and its Affiliates, each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, including any claims under Environmental Laws, in each case to the extent arising out of or resulting from the ownership or operation of the Companies, or the assets, business, operations, conduct, services, products or employees (including former employees) of any of the Companies (and any predecessors), whether related to any period of time before or after the Closing Date; provided, however, that in the event Buyer’s Affiliates are sued by Seller or its Affiliates for any matter subject to this release, Buyer’s Affiliates shall have the right to raise any defenses or counterclaims in connection with such lawsuits and Buyer does not release, waive or otherwise discharge any claim for fraud.
          (c) Except for the obligations of Buyer under this Agreement, for and in consideration of the assumption by Buyer of the liabilities of the Companies and liabilities relating to the Specified Assets as set forth in this Agreement, effective as of the Closing Date, Seller hereby absolutely and unconditionally releases, acquits and forever discharges, and shall cause each of its Affiliates to absolutely and unconditionally release, acquit and forever discharge, Buyer and its Affiliates (including the Companies), each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, including any claims under Environmental Laws, in each case to the extent arising out of or resulting from the ownership or operation of Dynegy and its Subsidiaries (other than the Companies), or the assets, business, operations, conduct, services, products or employees (including former employees) of Dynegy and its Subsidiaries or any of their predecessors (other than the assets, business, operation, conduct, services, products and employees (including former employees) and related liabilities assumed by Buyer as part of the acquisition of the Interests and Specified Assets hereunder), whether related to any period of time before or after the Closing Date; provided, however, that in the event that Seller’s Affiliates are sued by Buyer or its Affiliates for any matter subject to this release, Seller’s Affiliates shall have the right to raise any defenses or counterclaims in connection with such lawsuits and Seller does not release, waive or otherwise discharge any claim for fraud.
          10.6 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:
If to Seller, to:
Denali Merger Sub Inc.
c/o The Blackstone Group
345 Park Avenue
New York, NY 10154
Attention: David I. Foley
Facsimile: (646) 253-7675
and a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Wilson S. Neely and David M. Lieberman
Facsimile: (215) 455-2502
If to Buyer, to:
NRG Energy, Inc.
211 Carnegie Center
Princeton, New Jersey 08540
Attention: Michael R. Bramnick
Facsimile: (609) 524-4589
with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
655 15th Street, N.W.
Washington, DC 20005
Attention: Mitchell F. Hertz
Facsimile: (202) 654-9603
          or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile and received by 5:00 p.m. New York time on a Business Day (otherwise the next Business Day) (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.
          10.7 Assignment. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, obligations or remedies hereunder shall be assigned by any Party hereto, including by operation of Law, without the prior written consent of the other Party, nor is this Agreement intended to confer upon any other Person any rights, interests, obligations or remedies hereunder, except that Buyer may (i) assign its rights and obligations under this Agreement in whole or in part to any one or more direct or indirect Subsidiaries of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder.
          10.8 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.
          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The Parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the Parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The Parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.
          (c) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that each Party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. Subject to paragraph (e) below solely with respect to Buyer’s rights and remedies against Seller, the Parties further acknowledge and agree that prior to the Closing, the sole and exclusive remedy of any Party in respect of any breach or alleged breach hereunder or under any other agreement contemplated by this Agreement shall be to seek specific performance to prevent or cure such breaches by the other Party and/or to enforce specifically the terms and provisions of this Agreement, including upon consummation of the Merger to obtain an order of specific performance requiring the other Party (if all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied) to effect the Closing in accordance with Section 2.1, on the terms and subject to the conditions in this Agreement. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
          (d) The Parties further agree that (x) the seeking of the remedies provided for in Section 10.8(c) by another Party to this Agreement shall not in any respect constitute a waiver by either Party of its right to seek any other form of relief that may be available to either of them under this Agreement, from and after the Closing, and (y) nothing set forth in this Agreement shall require any Party hereto to institute any proceeding for (or limit such Party’s right to institute any proceeding for) specific performance under Section 10.8(c) prior or as a condition to exercising any termination right under Article IX, nor shall the commencement of any legal proceeding pursuant to Section 10.8(c) or anything set forth in this Section 10.8(d) restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.
          (e) In addition to the limitations set forth in Section 10.8(c) above, in no event shall Buyer be entitled to any remedy of specific performance intended to force Seller or any of its Affiliates to fulfill any obligation under the Equity Commitment Letter or consummate the Merger. In the event the Closing under the Merger Agreement does not occur for any reason, including as a result of any breach or alleged breach by the Seller under the Merger Agreement or by Sponsor under the Equity Commitment Letter, neither the Seller nor any of its Affiliates shall have any liability to Buyer or any of its Affiliates under or otherwise in connection with this Agreement, and Buyer shall not be permitted to pursue any claims or remedies against the Seller under or otherwise in connection with this Agreement, either at law or in equity; provided that the foregoing shall not be deemed to limit the Seller’s obligation to perform its obligations under this Agreement (other than any obligation to consummate, or use its reasonable best efforts to consummate, the Merger), or the Buyer’s right to seek specific performance of Seller’s obligations hereunder (other than In respect of any obligation to consummate, or use its reasonable best efforts to consummate, the Merger), until such date on which any party to the Merger Agreement asserts a dispute exists among the parties to the Merger Agreement or otherwise asserts a right to terminate the Merger Agreement.
          10.9 Counterparts. This Agreement may be executed by facsimile transmission (with confirmation) and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          10.10 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or construction of this Agreement. Ambiguities and uncertainties in the wording of this Agreement shall not be construed for or against any Party, but shall be construed in the manner that most accurately reflects the Parties’ intent as of the date of this Agreement. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement. Notwithstanding any provision of any Additional Agreement to the contrary, the provisions of this Agreement shall govern and control any conflict or inconsistency between or among the provisions of this Agreement and the provisions of any such Additional Agreement.
          10.11 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement.

          10.12 Disclosure. Except as otherwise provided in this Agreement, all Schedules referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure in any Party’s Schedule under this Agreement corresponding to and qualifying a specific numbered Schedule or Section hereof shall be deemed to correspond to and qualify any other numbered Schedule or Section relating to such Party to which the applicability of the disclosure is reasonably apparent. Certain information set forth on the Schedules is included solely for informational purposes, is not an admission of liability or materiality with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) or such items are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy among the Parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
          10.13 Entire Agreement. This Agreement (including the Schedules and Exhibits), together with the Additional Agreements (when executed and delivered by the Parties), constitute a single integrated agreement between the Parties and, together, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated hereby and thereby, and supersede all prior agreements and understandings between the Parties with respect to such transactions.
          10.14 Third Party Beneficiaries. Dynegy will be an intended third party beneficiary of, and shall have right of enforcement in respect of the Parties’ obligations under this Agreement. Buyer and Seller agree that, other than Dynegy, this Agreement is not intended to, and does not, confer upon any third party any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
          10.15 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, Seller and Buyer have caused this Purchase and Sale Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

NRG Energy, Inc.
By:	/s/ Jonathan Baliff
	Name:	Jonathan Baliff
	Title:	Executive Vice President, Strategy

Denali Merger Sub Inc.
By:	/s/ David Foley
	Name:	David Foley
	Title:	Chief Executive Officer